EXHIBIT 10.1

EXECUTION VERSION

ASSET PUT AGREEMENT

BY AND AMONG

BERKADIA III, LLC,

CAPMARK FINANCE INC.,

CAPMARK CAPITAL INC.

and

CAPMARK FINANCIAL GROUP INC.

and with respect to Sections 2.5, 10.5, 10.7, 10.11, 10.16 and 10.17 only

LEUCADIA NATIONAL CORPORATION

and

BERKSHIRE HATHAWAY INC.

Dated as of September 2, 2009

(continued)

(continued)

(continued)

		Page

SECTION 10.13.	Headings	75
SECTION 10.14.	Entire Agreement	75
SECTION 10.15.	Assignment	75
SECTION 10.16.	Jurisdiction and Venue	75
SECTION 10.17.	Waiver of Jury Trial	75
SECTION 10.18.	Interpretation	76

EXHIBITS

Exhibit A	Form of DUS Note
Exhibit B	Form of Holdback Note
Exhibit C	Terms of Dynex Fannie Mae Note
Exhibit D	Terms of Dynex Freddie Mac Note

SCHEDULES

Schedule 1.1(i)	Acquired Assets
Schedule 1.1(ii)	[RESERVED]
Schedule 1.1(iii)	Sellers Knowledge Persons
Schedule 1.1(iv)	Purchaser Knowledge Persons
Schedule 1.1(v)	Lease Agreements
Schedule 1.1(vi)	Servicing Agreements
Schedule 1.1(vii)	June Proforma Accruals and Adjustment
Schedule 1.1(viii)	Servicing Adjustment
Schedule 1.1(ix)	Retention Adjustment
Schedule 1.1(x)	June Data Tape Adjustment
Schedule 1.1(xi)	Form of Horsham Lease Agreements
Schedule 1.1(xii)	Form of Software License Agreement
Schedule 1.1(xiii)	Form of Capmark Capital Subservicing Agreement
Schedule 1.1(xiv)	Form of Capmark Finance Servicing Agreement
Schedule 1.1(xv)	Form of Capmark Finance Subservicing Agreements
Schedule 1.1(xvi)	Form of Transition Services Agreement
Schedule 2.2(b)	Excluded Assets
Schedule 3.16(b)	Unaudited Balance Sheet of the Indian Subsidiary
Schedule 5.1(b)	Conduct of Business of the Sellers Prior to the Closing

Sellers Disclosure Schedule
Purchaser Disclosure Schedule

ASSET PUT AGREEMENT

ASSET PUT AGREEMENT, dated September 2, 2009, by and among Berkadia III, LLC, a Delaware limited liability company (the “Purchaser”), CAPMARK FINANCE INC., a California corporation (“Capmark Finance”), CAPMARK CAPITAL INC., a Colorado corporation (“Capmark Capital”), and CAPMARK FINANCIAL GROUP INC., a Nevada corporation (“Parent” and, collectively with Capmark Finance and Capmark Capital, the “Sellers”) and solely with respect to Sections 2.5, 10.5, 10.7, 10.11, 10.16 and 10.17 hereof, LEUCADIA NATIONAL CORPORATION, a New York corporation (“Leucadia”), BERKSHIRE HATHAWAY INC., a Delaware corporation (“Berkshire” and together with Leucadia, the “Limited Guarantors”).

RECITALS:

WHEREAS, the Sellers presently conduct the Mortgage Business (as hereinafter defined);

WHEREAS, the Purchaser desires to grant and sell to the Sellers, and the Sellers desire to acquire and purchase from the Purchaser, the Put Option (as hereinafter defined), subject to and in accordance with the terms and conditions of this Agreement (as hereinafter defined); and

WHEREAS, the Purchaser and the Sellers desire to make certain representations, warranties and agreements in connection with the Put Option and the sale, transfer, assignment, acquisition and assumption of the Acquired Assets (as hereinafter defined) and Assumed Liabilities (as hereinafter defined) contemplated thereby upon the exercise of the Sellers’ rights under the Put Option, and also desire to set forth various conditions precedent thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the Parties agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.   Definitions.  For purposes of this Agreement, the term:

“Accruals” means an amount equal to the result of the following, without duplication, as of the Closing Date, but in each case only to the extent included in the Acquired Assets transferred to (and, in the case of clauses (i) and (j) below, Assumed Liabilities assumed by) the Purchaser on the Closing Date: (a) the amount of Advances outstanding with respect to Servicing Agreements, (b) plus unpaid (accreted) principal balance of, and accrued and unpaid interest on, the Purchased Loans (including any outstanding construction loan draws), (c) plus accrued and unpaid Servicing Fees, (d) plus accrued and unpaid Ancillary Income (including Advance Interest but excluding late charges), (e) plus prepaid expenses on Purchased Contracts assigned to the Purchaser, (f) plus security deposits funded by the Sellers for the Purchased Real Property Leases, (g) plus accounts receivable, (h) plus accrued and unpaid placement fees (interest float) due to the Sellers with respect to Custodial Accounts and other accounts transferred to the Purchaser by the Sellers, (i) minus good faith deposits and similar deposits of potential borrowers held by the Sellers in respect of Pipeline Transactions, (j) minus earned and unpaid commissions related to the Purchased Loans due to any Hired Employee; each of the foregoing shall be calculated consistent with the June proforma estimates of such amounts set forth on Schedule 1.1(vii).

“Acquired Assets” means all Properties, rights and claims of the Sellers primarily used in, or related primarily to, the Mortgage Business, wherever situated and of whatever kind and nature (tangible or intangible, and whether or not reflected on the books and records of Sellers), including all of the following:  (a) Purchased Contracts (including the Servicing Agreements, Service Provider Agreements, Loan Applications, Committed Loans, Purchased Loans, Purchased Real Property Leases and Pipeline Transactions) and all rights thereunder, (b) Purchased IP and Purchased IT Systems, (c) Purchased Equity Interest, (d) Purchased Fixtures and Equipment, (e) Mortgage Business Books and Records, (f) prepaid expenses, security deposits funded by the Sellers, accounts receivable, and insurance claims (including HUD Mortgage Insurance claims), each to the extent related to a Purchased Contract or the Mortgage Business, (g) Servicing Rights, (h) Advances, (i) all assignable Licenses of the Sellers relating to the Mortgage Business, (j) all assignable rights of the Sellers under non-disclosure, non-compete or non-solicitation agreements with current or former employees, consultants or agents, or third parties, relating to the Mortgage Business, (k) all assignable rights of the Sellers under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to any Acquired Assets or Assumed Liabilities, (l) all goods and services and other economic benefits to be received subsequent to the Closing arising out of prepayments and payments by the Sellers prior to the Closing relating to the Acquired Assets, (m) all insurance (and proceeds thereof) to the extent received or receivable in respect of Acquired Assets or Assumed Liabilities in respect of events occurring after the date of this Agreement, (n) to the extent not otherwise enumerated above, all items that constitute Accruals, and (o) all other assets that are set forth on Schedule 1.1(i); provided that the Acquired Assets shall not include the Excluded Assets.

“Adjustment Amount” has the meaning set forth in Section 2.4(a).

“Advance Interest” means the interest that accrues or has accrued on an Advance pursuant to the applicable Servicing Agreement.

“Advances” means, with respect to any Servicing Agreement, the aggregate amount that as of any date of determination has been advanced directly by Sellers or their Affiliates from their own funds or funds borrowed by Sellers or their

Affiliates from a third party (but not with funds borrowed from any Custodial Account or other accounts under a Servicing Agreement) in connection with servicing the Serviced Loans in accordance with the terms of such Servicing Agreement, including with respect to principal, interest, overdrafts, taxes, property protection and insurance premiums, together with the related accrued Advance Interest.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person; provided that with respect to any Person, the term “Affiliate” shall not include investment funds managed by such Person or any of its Affiliates.

“Agreement” means this Asset Put Agreement and all schedules and exhibits hereto.

“Ancillary Income” means all revenue or income payable to the Servicer with respect to the Serviced Loans (other than Servicing Fees) including any and all assumption fee income, defeasance fees, rights to reimbursement for Advances (including all accrued and unpaid Advance Interest), late charges, overdrafts and default interest.

“Assignment and Assumption Agreement” means an assignment and assumption agreement in form and substance customary for a transaction of the kind contemplated by this Agreement.

“Assignment of Intellectual Property” means an assignment of Intellectual Property in form and substance customary for a transaction of the kind contemplated by this Agreement.

“Assumed Liabilities” means (a) all of the Liabilities of the Sellers to be performed after the Closing Date under the Purchased Contracts (including the Servicing Agreements, Purchased Loans, Service Provider Agreements, Loan Applications, Committed Loans, Purchased IP and Purchased Real Property Leases, in each case, to the extent constituting Acquired Assets), (b) all of the Liabilities of the Sellers to be performed after the Closing Date under the Pipeline Transactions entered into prior to the date of this Agreement and all Pipeline Transactions entered into subsequent to the date of this Agreement in compliance with Section 5.1, (c) all of the Sellers’ duties, obligations, representations, warranties and Liabilities (in each case, other than pre-Closing Legal Proceedings) under the Contracts with the Mortgage Program Sponsors with respect to the Mortgage Programs arising or to be performed prior to, on or after the Closing Date, but only to the extent that the Mortgage Program Sponsors expressly condition their approval and execution of the Fannie Mae Transfer Agreement or the Freddie Mac Transfer Agreement, granting of a License or Required Consent to the Purchaser by Ginnie Mae or HUD, or consenting to the transfer of a Purchased Contract to the Purchaser, as the case may be, upon the express assumption by the Purchaser of, and the prohibition of recourse by the Purchaser from or against the Sellers in respect of, such pre-Closing duties, obligations, representations, warranties and Liabilities, (d) all Liabilities to refund the good faith deposits and similar deposits of potential borrowers in respect of Pipeline Transactions transferred to the Purchaser to be performed after the Closing Date, and (e) earned and unpaid commissions related to the Purchased Loans due to any Hired Employee; provided that Assumed Liabilities shall not include any Excluded Liabilities or, except to the extent otherwise provided under clause (c) above, any Liabilities (1) arising out of or otherwise related to any breach, violation or default by a Seller or any Affiliate thereof or (2) for which a Seller is required to provide indemnification, contribution or other recourse in respect of pre-Closing representations, events, actions or omissions.

“Balance Sheet Date” has the meaning set forth in Section 3.16(b).

“Bankruptcy Code” means the United States Code, 11 U.S.C. § 101 et seq.

“Bankruptcy Court Order” has the meaning set forth in Section 6.1(n).

“Base Amount” has the meaning set forth in Section 2.3(a).

“Base Salary Amount” has the meaning set forth in Section 3.14(h).

“Basket” has the meaning set forth in Section 8.1(c)(i).

“Beekman” means Beekman Advisors LLC.

“Benefit Plans” has the meaning set forth in Section 3.14(a).

“Berkshire” has the meaning set forth in the Preamble.

“Bill of Sale and General Assignment” means a bill of sale and general assignment in form and substance customary for a transaction of the kind contemplated by this Agreement.

“Borrower” means each obligor in respect of a Serviced Loan.

“Business Day” means any day other than a Saturday, a Sunday, a legal holiday in the State of New York or a day on which banking institutions in the State of New York are authorized or obligated by law to close.

“Business Employee” has the meaning set forth in Section 5.7(a).

“Business Licenses” has the meaning set forth in Section 3.13.

“Cap” has the meaning set forth in Section 8.1(c)(ii).

“Capmark Bank Contracts” has the meaning set forth in Section 5.16.

“Capmark Capital” has the meaning set forth in the Preamble.

“Capmark Capital Subservicing Agreement” means that certain subservicing agreement by and between Capmark Capital and Purchaser, substantially in the forms attached hereto as Schedule 1.1(xiii).

“Capmark Finance” has the meaning set forth in the Preamble.

“Capmark Finance Servicing Agreement” means that certain servicing agreement by and between Capmark Finance and Purchaser, substantially in the forms attached hereto as Schedule 1.1(xiv).

“Capmark Finance Subservicing Agreements” means those certain subservicing agreements by and between Capmark Finance and Purchaser, substantially in the forms attached hereto as Schedule 1.1(xv).

“Closing” has the meaning set forth in Section 7.1.

“Closing Adjustment” has the meaning set forth in Section 2.4(a).

“Closing Date” has the meaning set forth in Section 7.1.

“Closing Period” has the meaning set forth in Section 7.1.

“Closing Resolution Period” has the meaning set forth in Section 2.4(e).

“Code” means the Internal Revenue Code of 1986, as amended.

“Committed Loans” means unexpired written commitments by any of the Sellers to make loans under one or more Mortgage Programs to prospective borrowers which commitments have not yet funded or closed and are listed on Schedule 1.1(i), as updated pursuant to Section 2.2(e).

“Confidential Information” means all confidential, proprietary and/or non-public financial or other information concerning a Party or its Affiliates, including information concerning the assets, liabilities, accounting practices and general operations of such Party or its Affiliates, and all analyses, summaries, notes, and written or electronic records prepared by a Recipient that reflect upon, or are based upon, such information that is furnished to a Recipient in connection with this Agreement, any Transaction Document or the transactions contemplated hereby or thereby; provided, however, that Confidential Information shall not include information that: (a) is or becomes generally available to the public through no violation of this Agreement, (b) is or becomes available to the Recipient on a non-confidential basis from a source other than a Disclosing Party or its Affiliates that is not known to the Recipient to be prohibited from disclosing such information by a contractual, legal or fiduciary obligation of confidentiality, (c) is independently developed by the Recipient without use of or reliance on, either directly or indirectly, the Confidential Information, or (d) was known to or in the possession of the Recipient on a non-confidential basis prior to disclosure by a Disclosing Party under the terms of this Agreement.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, Mortgage, License, franchise, insurance policy, commitment or other arrangement or agreement.

“Contribution Agreement” has the meaning set forth in Section 5.4(h)(i).

“Control” (including, with correlative meanings, the terms “Controlled by”, “Controlling” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Custodial Accounts” means those certain cash accounts, Escrow Accounts, reserve accounts and lockbox accounts held by any of the Sellers pursuant to or as contemplated by a Servicing Agreement, including all bank accounts and investment accounts established and maintained under, or in connection with, the Mortgage Programs and the applicable Contracts for the purpose of holding deposits of principal and interest, tax, insurance, replacement reserves, and other reserves required of borrowers under the Purchased Loans and with respect to the Serviced Loans.

“Customer” means (a) any Person that is an obligor, borrower, or purchaser under any Purchased Loan and (b) any Person that guarantees or is otherwise liable to the Sellers for all or part of the obligations of any such obligor, borrower, purchaser or lessee.

“Data Tape” means, with reference to a particular date, a date tape containing all of the information as of such date with respect to Mortgage Loans, Serviced Loans and Servicing Agreement included in the as part of the Mortgage Business of the same type and in the same detail as is contained in the June Data Tape.

“Day Sixty” means the date that is the 60th day immediately following the date of this Agreement.

“DBRS” means DBRS, Inc. and its successors and assigns.

“Disabling Code” has the meaning set forth in Section 5.4(h)(ii).

“Disclosing Party” means a Party that discloses or has disclosed (or whose Affiliate or Representative discloses or has disclosed) Confidential Information to a Recipient in connection with this Agreement, any Transaction Document or the transactions contemplated hereby or thereby.

“DOJ” has the meaning set forth in Section 3.5.

“Draft Adjustment” has the meaning set forth in Section 2.4(c).

“DUS Note” means a promissory note of the Purchaser payable to Capmark Finance, substantially in the form attached hereto as Exhibit A.

“Dynex Fannie Mae Loans” means the portfolio of eleven (11) multifamily mortgage loans sold by Capmark Capital to Fannie Mae pursuant to the Special Pool Purchase Contract dated August 2, 2001 between Capmark Capital and Fannie Mae (the “Dynex Fannie Mae Contract”).

“Dynex Fannie Mae Note” means a promissory note of the Purchaser payable to Parent consistent with the terms set forth on Exhibit C.

“Dynex Fannie Mae Note Principal Amount” means an amount equal to the maximum Liability of Capmark Capital for losses with respect to the Dynex Fannie Mae Loans under the Dynex Fannie Mae Contract as of the Closing Date.

“Dynex Freddie Mac Loans” means the portfolio of thirteen (13) multifamily mortgage loans sold by Capmark Capital to Freddie Mac pursuant to the Purchase Agreement for Multifamily PC Swaps dated September 24, 2004 between Capmark Capital and Freddie Mac (the “Dynex Freddie Mac Contract”).

“Dynex Freddie Mac Note” means a promissory note of the Purchaser payable to Parent consistent with the terms set forth on Exhibit D.

“Dynex Freddie Mac Note Principal Amount” means an amount equal to the maximum Liability of Capmark Capital for losses with respect to the Dynex Freddie Mac Loans under the Dynex Freddie Mac Contract as of the Closing Date.

“Earnings Adjustment Amount” means an amount equal to (a) $394,000 multiplied by (b) the number of days from and including October 1, 2009 through the Closing Date.

“Environmental, Health, and Safety Requirements” means all applicable federal, state, local, and foreign Laws worker health and safety as related to environmental matters, pollution or protection of the environment or natural resources including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Materials, as such Laws are enacted and in effect on or prior to the Closing Date.

“Epitome” has the meaning set forth in Section 5.4(h)(i).

“Equity Securities” means, with respect to any Person, any and all shares, interests, participations, options, warrants, rights in or other equivalents (however designated, whether voting or non-voting) in the equity capital of such Person, whether outstanding on the date of this Agreement or issued hereafter.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” means an account maintained for the deposit of Escrow Payments for one or more Serviced Loans.

“Escrow Payments” means, for each Serviced Loan, any payments required to be escrowed by the Borrower or other third party pursuant to the requirements of the Serviced Loan Documents, including amounts constituting ground rents, taxes, assessments, water fees, sewer fees, municipal charges, fire and hazard and other insurance premiums, replacement reserves, tenant improvement and leasing commission reserves, debt service reserves, construction, rehabilitation or repair amounts and/or any other reserve held in connection with or as collateral for, the Serviced Loan, and amounts held in lieu of payments such as letters of credit and other non-cash items.

“Estimated Accruals” means the aggregate amount of Accruals estimated in good faith by the Sellers and the Purchaser (or by Beekman, in the event the parties do not agree) at least three (3) Business Days prior to the Closing Date consistent with the proforma Accruals as of June 30, 2009 set forth on Schedule 1.1(vii).

“Estimated Adjustment” means an amount (which may be a negative number) equal to 90% of the result of (a) the Estimated Accruals (b) minus the Estimated Servicing Adjustment Amount (c) minus the Estimated Retention Adjustment Amount (d) minus the Estimated June Data Tape Adjustment Amount.

“Estimated June Data Tape Adjustment Amount” means the June Data Tape Adjustment Amount estimated in good faith by the Sellers and the Purchaser (or by Beekman, in the event the parties do not agree) at least three (3) Business Days prior to the Closing Date, consistent with Schedule 1.1(x).

“Estimated Retention Adjustment Amount” means the Retention Adjustment Amount estimated in good faith by the Sellers and the Purchaser (or by Beekman, in the event the parties do not agree) at least three (3) Business Days prior to the Closing Date, consistent with Schedule 1.1(ix).

“Estimated Servicing Adjustment Amount” means the Servicing Adjustment Amount estimated in good faith by the Sellers and the Purchaser (or by Beekman, in the event the parties do not agree) at least three (3) Business Days prior to the Closing Date, consistent with Schedule 1.1(viii).

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Exchange Act Rules” means the rules and regulations promulgated under the Exchange Act.

“Excluded Assets” has the meaning set forth in Section 2.2(b).

“Excluded Liabilities” has the meaning set forth in Section 2.2(d).

“Fannie Mae” means the Federal National Mortgage Association.

“Fannie Mae Transfer Agreement” means the agreement or agreements by and among Fannie Mae, the Sellers and the Purchaser, relating to the assignment by the Sellers and the assumption by the Purchaser of the Sellers’ rights and Liabilities relating to the Fannie Mae DUS program and other programs and agreements with Fannie Mae which are Assumed Liabilities, and the release by Fannie Mae of the Sellers from all Assumed Liabilities with respect thereto unless Fannie Mae expressly conditions its execution of the Fannie Mae Transfer Agreement upon the Sellers remaining liable with respect thereto, in which case the Fannie Mae Transfer Agreement shall not contain such release.

“Final Order” means an Order: (a) as to which the time to appeal, petition for certiorari or move for review or rehearing has expired and as to which no appeal, petition for certiorari or other proceeding for review or rehearing is pending or (b) if an appeal, writ of certiorari, reargument or rehearing has been filed or sought, the order or judgment has been affirmed by the highest court to which such order or judgment was appealed or certiorari has been denied, or reargument or rehearing shall have been denied or resulted in no modification of such order or judgment, and the time to take any further appeal or to seek certiorari or further reargument or rehearing has expired; provided that the theoretical possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed with respect to such order or judgment shall not prevent such order or judgment from being considered a Final Order.

“Fitch” means Fitch Ratings, Ltd. and its successors and assigns.

“Freddie Mac” means the Federal Home Loan Mortgage Corp.

“Freddie Mac Transfer Agreement” means the agreement or agreements by and among Freddie Mac, the Sellers and the Purchaser, relating to the assignment by the Sellers and the assumption by the Purchaser of the Sellers’ rights and Liabilities relating to the Multifamily Program Plus Seller/Servicer program and other programs and agreements of Freddie Mac which are Assumed Liabilities, and the release by Freddie Mac of the Sellers from all Assumed Liabilities with respect thereto, unless Freddie Mac expressly conditions its execution of the Freddie Mac Transfer Agreement upon the Sellers remaining liable with respect thereto, in which case the Freddie Mac Transfer Agreement shall not contain such release.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby.

“Ginnie Mae” means the Government National Mortgage Association.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality thereof, or any court.

“Guaranteed Obligations” has the meaning set forth in Section 2.5.

“Hazardous Materials” means any and all substances, materials or wastes that are regulated, defined, classified or otherwise characterized as “hazardous,” “toxic,” a “pollutant” or “contaminant” under any Environmental, Health and Safety Requirement, and including crude oil, petroleum and its derivatives and by-products, asbestos and asbestos-containing materials, lead, lead-based paint, mold, polychlorinated biphenyls and urea formaldehyde.

“Hired Employee” has the meaning set forth in Section 5.7(a).

“Holdback Note” means a promissory note of the Purchaser payable to Parent in the principal amount of $40,000,000, which shall mature on the second anniversary of the Closing Date and bear interest at the rate of 6% per annum, substantially in the form attached hereto as Exhibit B.

“Horsham Lease Agreements” means those certain lease agreements between Parent and the Purchaser for the lease of Horsham Premises to Purchaser, substantially in the form attached hereto as Schedule 1.1(xi).

“Horsham Premises” has the meaning set forth in Section 3.11(a).

“HSR Act” has the meaning set forth in Section 3.5.

“HUD” means the U.S. Department of Housing and Urban Development, and includes, without limitation, the Federal Housing Administration.

“HUD Mortgage Insurance” means insurance by HUD under the National Housing Act against loss occasioned by a default on a Serviced Loan.

“Indebtedness” of any Person means any of the following Liabilities or obligations of such Person: (a) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest), (b) liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (c) liabilities under or in connection with letters of credit or bankers’ acceptances or similar items (in each case whether or not drawn, contingent or otherwise), (d) liabilities related to the deferred purchase price of property or services other than those trade payables incurred in the ordinary course of business, (e) liabilities arising from cash/book overdrafts, (f) liabilities under leases which, under GAAP or other applicable accounting principles, are required to be capitalized for balance sheet purposes, (g) liabilities under conditional sale or other title retention agreements, (h) liabilities with respect to vendor advances or any other advances, (i) liabilities under interest rate or currency swap transactions (valued at the termination value thereof), and (j) all Liabilities or obligations of any other Person of the type referred in to in clauses (a) through (i) guaranteed by such Person.

“Independent Accountants” has the meaning set forth in Section 2.4(e).

“Indian Material Contracts” has the meaning set forth in Section 3.8(b).

“Indian Premises” has the meaning set forth in Section 3.11(b).

“Indian Subsidiary” means CapMark Overseas Processing India Private Limited, an Indian company incorporated with limited liability.

“Indian Subsidiary Leases” has the meaning set forth in Section 3.11(b).

“Indian Transfer Deed” has the meaning set forth in Section 7.1(a)(ii).

“Insolvency Proceeding” means a voluntary or involuntary petition for liquidation or reorganization relief pursuant to the Bankruptcy Code, or a proceeding under similar law or statute relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts of any of the Sellers or the Indian Subsidiary.

“Intellectual Property” means (a) all registered and unregistered trademarks, service marks, trade names, trade dress, logos, slogans, domain names, and the goodwill associated therewith, (b) all patents, inventions (whether or not patentable), trade secrets, know-how, data, software, tools, methods, and processes, (c) all copyrights and works of authorship, including all computer programs (source and object code) and related documentation, and (d) all registrations and applications for each of the foregoing.

“Investor” means the holders of the legal and/or beneficial rights and benefits in the Serviced Loans pursuant to the Servicing Agreements and/or Mortgage Programs, including the holders of the certificates issued under the Servicing Agreements.

“IRS” means the Internal Revenue Service.

“June Data Tape” means the Data Tape delivered by the Sellers to the Purchaser regarding the Purchased Loans, the Serviced Loans and the Servicing Agreements included in the Acquired Assets and certain information with respect thereto, each as of June 30, 2009.

“June Data Tape Adjustment Amount” means the amount of losses, damages, deficiencies or reduction in value to the Purchaser that, in the aggregate, exceed $1,000,000 from or arising out of misstatements or other errors in the June Data Tape determined in accordance with Schedule 1.1(x).

“Knowledge” means, as of the date the applicable representation is given, (a) with respect to the Sellers, the actual knowledge after reasonable due inquiry of any of the Persons set forth in Schedule 1.1(iii) and (b) with respect to the Purchaser, the actual knowledge after reasonable due inquiry of any of the Persons set forth in Schedule 1.1(iv).

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law (including common law) of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

“Lease Agreements” means those certain lease agreements set forth on Schedule 1.1(v).

“Leased Premises” means the leased premises pursuant to the Purchased Real Property Leases.

“Legal Proceeding” means any judicial, equitable, or administrative action, suit, audit, mediation, arbitration, investigation or proceeding (public, private, or governmental).

“Leucadia” has the meaning set forth in the Preamble.

“Liabilities” means any liability or obligation of any nature (including those that are contingent, unknown, undisclosed, unmatured, unaccrued, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such liability or obligation is required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such liability or obligation is immediately due and payable.

“License” means any license, approval, registration, permit or other governmental authorization and any license, permit or other authorization granted by any Governmental Authority or Mortgage Program Sponsor.

“Lien” means any Mortgage, pledge, lien, assessment, option, right of first refusal, encumbrance, charge, or other security interest, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

“Limited Guarantee” has the meaning set forth in Section 2.5.

“Limited Guarantors” has the meaning set forth in the Preamble.

“Loan Applications” means applications to any of the Sellers or their Affiliates for loans under the Mortgage Programs which are not yet Committed Loans as of the Closing Date listed on Schedule 1.1(i), as updated pursuant to Section 2.2(e).

“Losses” has the meaning set forth in Section 8.1(a).

“Marks” has the meaning set forth in Section 5.14(a).

“Material Adverse Effect” means any event, change, fact, circumstance or effect, which individually or together with other events, changes, facts, circumstances or effects, resulted, results or would reasonably be expected to result (whether before or after the Closing) in a material adverse effect on the business, financial condition or results of operations of the Mortgage Business, taken as a whole; provided that none of the following (to the extent they do not disproportionately affect a Seller, the Indian Subsidiary or the Mortgage Business compared to other participants in the industries in which the Mortgage Business operates) shall be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change in general business, financial or economic conditions generally in the industries in which the Mortgage Business and the Indian Subsidiary operate, (b) national or international political conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) any adverse change in general financial, banking or securities markets (including any disruption thereof and any decline in the price of any market index), (d) changes after the date of this Agreement in GAAP, (e) the performance of any obligations under this Agreement, (f) the announcement or pendency of the transactions contemplated by this Agreement, (g) changes after the date of this Agreement in Laws, rules, regulations or other binding directives issued by any Governmental Authority, (h) the failure of any Seller to meet any analyst estimates or expectations or any projections, forecasts or budgets, (i) any Business Employees not becoming Hired Employees, or (j) in the event of any Insolvency Proceeding with respect to a Seller, the fact, solely in and of itself, that such Seller will be operating as a debtor-in-possession under the Bankruptcy Code; provided that the underlying cause or causes of the changes, events, circumstances or effects with respect to clauses (h) and (j) above may be taken into account in determining whether there has been a Material Adverse Effect.

“Moody’s” means Moody’s Investors Service, Inc. and its successors and assigns.

“Mortgage” means a mortgage, deed of trust, pledge, or collateral assignment of a property trust beneficiary interest or other instrument creating a Lien on or ownership interest in a Mortgaged Property.

“Mortgage Banking Business” means the business of soliciting, originating, underwriting, financing, refinancing or brokering of Mortgages, mortgage loans, Serviced Loans or Pipeline Transactions as conducted by the Sellers in the United States.

“Mortgage Business” means, collectively, the Mortgage Servicing Business and the Mortgage Banking Business.

“Mortgage Business Books and Records” means all Servicing Files, books, ledgers, files, reports, plans, records, manuals, forms, letters, tapes and other materials (in each case whether in paper, tape, electronic or other form) primarily of, or maintained primarily for, or primarily related to, the Mortgage Business, other than those relating to any Taxes or Tax Returns of the Sellers or their Affiliates.

“Mortgage Business Confidential Information” has the meaning set forth in Section 5.10(d)(i).

“Mortgage Program Sponsor” means each of Ginnie Mae, Fannie Mae, Freddie Mac and HUD.

“Mortgage Programs” means the multifamily mortgage loan programs of Fannie Mae, Freddie Mac, HUD, Ginnie Mae and other governmental agencies, including the Fannie Mae DUS program, the Freddie Mac Multifamily Program Plus Seller/Servicer program, the HUD Modified Accelerated Processing (“MAP”) Program and the Ginnie Mae Multifamily MBS program, as issuer servicer, in each case relating solely to Serviced Loans, forward purchase contracts, commitments or pipeline transactions under the Mortgage Programs and relating to the Mortgage Business.

“Mortgage Servicing Business” means the business of servicing Serviced Loans, including acting as a Servicer, conducted by the Sellers in the United States and the Indian Subsidiary.

“Mortgaged Property” means the real and personal property or properties securing any Serviced Loan.

“Non-U.S. Benefit Plan” has the meaning set forth in Section 3.14(f).

“OFAC” has the meaning set forth in Section 4.9.

“Officer’s Certificate” means a certificate signed on behalf of the applicable entity by the Manager, Member, Chairman of the Board, the Vice Chairman of the Board, the President, the CEO, a Senior Vice President, Vice President, Associate, Director, Managing Director or Assistant Vice President (each, however denominated), the Treasurer, or the Secretary of the Purchaser, the Sellers or the Indian Subsidiary, as the case may be, authorized to act with respect to a particular matter.

“Order” means any writ, judgment, decision, decree, injunction, ruling, memorandum of understanding, disciplinary action or similar order of any Governmental Authority or Mortgage Program Sponsor (in each such case whether preliminary or final).

“Ordinary Course of Business” means the ordinary and usual course of the Sellers’ and the Indian Subsidiary’s conduct of the Mortgage Business consistent with past custom and practice.

“Organizational Documents” means, with respect to an entity, its articles of incorporation, articles of association, memorandum of association, by-laws, certificate of trust, trust agreement, certificate of formation, limited liability company agreement or operating agreement, as applicable, as the same has been amended from time to time.

“Parent” has the meaning set forth in the Preamble.

“Parties” means collectively the Sellers, the Purchaser, and with respect to Sections 2.5, 10.5, 10.7, 10.11, 10.16 and 10.17 only, the Guarantors.

“Permitted Lien” means any (a) statutory Lien for Taxes not yet due or delinquent, (b) mechanic’s, warehouseman’s and other statutory Liens arising by operation of Law with respect to a Liability that is not yet due or delinquent and does not arise out of any violation of Law or Contract, and (c) with respect to the Leased Premises, the Horsham Premises and the Indian Premises only, such imperfections of title, charges, easements, restrictions or encumbrances which individually and in the aggregate do not materially interfere with the present use of such Properties or the use thereof contemplated by the Horsham Lease Agreements, the Purchased Real Property Leases and the Indian Subsidiary Lease.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or, as applicable, any other entity.

“Pipeline Transactions” means all Loan Applications received by and all rate lock agreements and commitments (including forward loan commitments to replace construction loans with permanent loans) issued by any of the Sellers or their Affiliates pursuant to the operation of the Mortgage Business.

“Pre-Closing Data Tape” has the meaning set forth in Section 2.2(e).

“Property” or “Properties” means all property and assets of whatsoever nature, including real and personal property, whether tangible or intangible, and claims, rights and choses in action.

“Purchase and Sale” has the meaning set forth in Section 2.1(a).

“Purchase Price” has the meaning set forth in Section 2.3(a).

“Purchased Contracts” means the Contracts that are acquired by the Purchaser as part of the Acquired Assets (solely to the extent set forth on Schedule 1.1(i) and any other Schedules expressly incorporated by reference therein, as updated in accordance with Section 2.2(e)).

“Purchased Equity Interest” means all of the issued and outstanding Equity Securities of the Indian Subsidiary.

“Purchased Fixtures and Equipment” means all furniture, furnishings, vehicles, equipment, computers, tools, supplies and other tangible personal property related primarily to the Mortgage Business and set forth in Schedule 1.1(i), as updated pursuant to Section 2.2(e).

“Purchased IP” has the meaning set forth in Section 3.10(a).

“Purchased IT Systems” has the meaning set forth in Section 3.10(b).

“Purchased Loans” means those loans listed on Schedule 1.1(i), as updated in accordance with Section 2.2(e), which have been funded by the Sellers or an Affiliate of the Sellers pursuant to the Mortgage Banking Business and held by Sellers pending sale under (and eligible for sale pursuant to) one of the Mortgage Programs.

“Purchased Real Property Leases” has the meaning set forth in Section 5.19.

“Purchased Straddle Contracts” has the meaning set forth in Section 5.4(g).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Disclosure Schedule” has the meaning set forth in the introductory paragraph of Article IV.

“Purchaser Indemnified Parties” has the meaning set forth in Section 8.1(a).

“Purchaser Plans” has the meaning set forth in Section 5.7(a).

“Purchaser Termination Fee” has the meaning set forth in Section 10.4(b).

“Put Option” has the meaning set forth in Section 2.1(a).

“Put Option Exercise Notice” means the irrevocable written notice of the Sellers’ exercise of the Put Option.

“Put Option Fee” has the meaning set forth in Section 2.1(b).

“Put Termination Date” has the meaning set forth in Section 2.1(b).

“Qualified Escrow Accounts” means Custodial Accounts other than those labeled on the June Data Tape as “outside invested” or “account closed.”

“Rating Agencies” means, as applicable, any one or more of S&P, Moody’s, Fitch and DBRS.

“Recipient” means a Party, its Affiliate or a Party’s Representative that receives or has received Confidential Information from a Disclosing Party in connection with this Agreement, any Transaction Document or the transactions contemplated hereby or thereby.

“Remaining Business” has the meaning set forth in Section 5.4(g).

“Representatives” means the members, managers, officers, directors, employees, agents, counsel, accountants, financial or other advisors, lenders and financing sources, consultants and other representatives of any Person.

“Required Consents” means the consents set forth on Section 3.5 of the Sellers Disclosure Schedule.

“Restricted Business” has the meaning set forth in Section 5.11.

“Retained Straddle Contracts” has the meaning set forth in Section 5.4(g).

“Retention Adjustment Amount” means an amount equal to (a) 56.7% of the aggregate amount of the Retention Bonus Amounts due to all of the Hired Employees as set forth on Schedule 1.1(ix) less (b) the aggregate amount of the Retention Bonus Amount actually paid by the Sellers to the Hired Employees between the date of this Agreement and the Closing Date.

“Retention Bonus Amount” has the meaning set forth in Section 3.14(h).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors and assigns.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Act Rules” means the rules and regulations promulgated under the Securities Act.

“Securitization” means, generally, any transaction in which any Person transferred loans, other debt instruments or interests therein to a trust or other special-purpose entity, either taking back or selling securities or other similar interests and in connection with which a Seller entered into a Servicing Agreement.

“Seeking Party” has the meaning set forth in Section 5.4(g).

“Seller Indemnified Parties” has the meaning set forth in Section 8.1(b).

“Sellers” has the meaning set forth in the Preamble.

“Sellers Disclosure Schedule” has the meaning set forth in the introductory paragraph of Article III.

“Service Provider Agreements” means agreements entered into in the Ordinary Course of Business between the Sellers and any third party service providers (such as, without limitation, closing attorneys, title insurers, appraisers, engineers, and environmental firms) for the provision of services relating to the Mortgage Business.

“Serviced Loan” means a mortgage loan on property that is located in the United States and serviced by the Sellers as the Servicer pursuant to a Servicing Agreement.

“Serviced Loan Documents” means, for each Serviced Loan, the documents pertaining to such Serviced Loan, including the Mortgage, the promissory note, all assignments of the Mortgage, all endorsements and allonges to the promissory note, the title insurance policy with all endorsements thereto, any security agreement and financing statements, all documents and agreements establishing and controlling any Escrow Accounts and Custodial Accounts, and any ground lease, guaranty, letter of credit, cash management agreement, indemnity, intercreditor agreement and franchise agreement and any assignments, assumptions, modifications, continuations, or amendments to any of the foregoing.

“Servicer” means the designated capacity of Capmark Finance as “servicer”, “primary servicer”, “master servicer”, “special servicer” or “subservicer” in respect of the applicable Servicing Agreement.

“Servicing Adjustment Amount” means the adjustment determined in accordance with Schedule 1.1(viii) with respect to loss of Servicing Agreements occurring between June 30, 2009 and the Closing Date, whether as a result of cancellation, rights of first refusal, failure to validly assign to Purchaser pursuant to this Agreement, termination of servicing, or otherwise (a “Cancellation”).

“Servicing Agreements” means those pooling and servicing agreements, trust and servicing agreements, primary servicing agreements, sub-servicing agreements and other servicing agreements listed on Schedule 1.1(vi), as updated pursuant to Section 2.2(e), pursuant to which the Sellers conduct the Mortgage Servicing Business.

“Servicing Fee” means the servicing fee payable to the Servicer with respect to each Serviced Loan.

“Servicing Files” means the documents, files, and other items pertaining to a particular Serviced Loan, including the computer files, data disks, books, records, Data Tapes, notes and all additional documents held by the Sellers and used in the Mortgage Servicing Business.

“Servicing Rights” means the right to receive the Servicing Fee, Ancillary Income and any other income or other benefit or right arising from or in connection with the servicing of the Serviced Loans or Servicing Agreements, including in respect of Custodial Accounts.

“Software License Agreement” means that certain license agreement between Sellers and Purchaser whereby Sellers grant a perpetual, non-exclusive license to Purchaser with respect to certain proprietary software used in the Mortgage Business, substantially in the form attached hereto as Schedule 1.1(xii).

“Spending Accounts” has the meaning set forth in Section 5.7(f).

“Straddle Contracts” has the meaning set forth in Section 5.4(g).

“Subject Sections” has the meaning set forth in Section 6.1(d)(B).

“Survival Period” has the meaning set forth in Section 10.1.

“Tax” or “Taxes” means (a) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges imposed by any Governmental Authority; (b) all interest, penalties, fines, additions to tax or additional amounts imposed with respect to any item described in clause (a); and (c) any liability in respect of any items described in clauses (a) and/or (b) payable by reason of Contract, assumption, transferee liability, operation of law, Treasury Regulation section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

“Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes any of the Sellers or the Indian Subsidiary.

“Taxing Authority” means the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

“Third Party Claim” has the meaning set forth in Section 8.1(f).

“Total Consideration” has the meaning set forth in Section 2.6.

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, the Bill of Sale and General Assignment, the Assignment of Intellectual Property, the Fannie Mae Transfer Agreement, the Freddie Mac Transfer Agreement, the Transition Services Agreement, the Indian Transfer Deed, the DUS Note, the Dynex Fannie Mae Note, the Dynex Freddie Mac Note, the Holdback Note, the Horsham Lease Agreements, the Software License Agreement, the Capmark Capital

Subservicing Agreements, the Capmark Finance Servicing Agreement, and the Capmark Finance Subservicing Agreements.

“Transfer Taxes” has the meaning set forth in Section 5.12(a).

“Transition Services Agreement” means the transition services agreement in the form attached hereto as Schedule 1.1(xvi).

“Vendor” has the meaning set forth in Section 5.4(g).

“WARN” shall have the meaning set forth in Section 5.7(g).

“1060 Allocation Schedule” has the meaning set forth in Section 2.6.

ARTICLE II
THE PUT, PURCHASE AND SALE

SECTION 2.1.   The Put Option.

(a) The Purchaser hereby sells and grants to the Sellers, and the Sellers hereby purchase and acquire from the Purchaser, the option and right (the “Put Option”) to sell, assign, transfer and convey to the Purchaser all of the Acquired Assets, and to require the Purchaser to assume from the Sellers all of the Assumed Liabilities, in each case subject to and in accordance with the terms and conditions of this Agreement (such sale, assignment, transfer and conveyance of Acquired Assets and assumption of Assumed Liabilities, the “Purchase and Sale”).

(b) The Put Option shall be exercisable by the Sellers in their sole discretion by delivery to the Purchaser of a Put Option Exercise Notice prior to the earliest to occur (the “Put Termination Date”) of the following: (i) if an Insolvency Proceeding with respect to the Sellers has been commenced prior to Day Sixty, the Put Termination Date shall be the 60th day immediately following the date such Insolvency Proceeding shall have commenced, (ii) if an Insolvency Proceeding with respect to the Sellers has not been commenced prior to Day Sixty, the Put Termination Date shall be Day Sixty, and (iii) termination of this Agreement pursuant to Section 9.1.  In the event that the Put Option shall not have been exercised prior to the Put Termination Date, all rights of the Sellers under the Put Option shall expire.  In consideration of the grant by the Purchaser of the Put Option, the Sellers shall pay to the Purchaser on the date of this Agreement $40,000,000 (the “Put Option Fee”) by wire transfer to a bank account specified in writing by Purchaser.

SECTION 2.2.   Purchase and Sale.  Following the exercise of the Put Option by the Sellers’ delivery to the Purchaser of the Put Option Exercise Notice prior to the Put Termination Date, the following shall apply with respect to the Purchase and Sale:

(a) On the terms and subject to the conditions hereof, at the Closing, (i) the Sellers shall sell, assign, transfer and convey to the Purchaser, free and clear of all

Liens (other than Permitted Liens), all of the Sellers’ respective right, title and interest in, to and under the Acquired Assets, and (ii) the Purchaser will purchase and acquire from the Sellers all of the Sellers’ respective right, title and interest in, to and under the Acquired Assets.

(b) The Sellers hereby acknowledge and agree that the Purchaser shall not purchase or acquire from the Sellers pursuant to this Agreement any Properties of the Sellers set forth in Schedule 2.2(b), any real property owned by a Seller (other than rights under the Horsham Lease Agreements), any Lease Agreements not included in the Purchased Real Property Leases or any other Property that is not an Acquired Asset (such Properties of the Sellers being referred to herein, collectively, as the “Excluded Assets”).

(c) On and subject to the terms and conditions of this Agreement (and subject to Article IX hereof), the Purchaser will, effective as of the Closing, assume and become responsible for, and thereafter pay, perform or discharge when due, all of the Assumed Liabilities.

(d) Notwithstanding anything in this Section 2.2 or any other provision hereof to the contrary, the Sellers expressly covenant and agree that the Purchaser shall assume only the Assumed Liabilities and shall not accept, assume, agree to pay, perform or otherwise discharge, satisfy or be liable for any other Liabilities of the Sellers (the “Excluded Liabilities”).  Without limiting the generality of the foregoing, “Excluded Liabilities” include, without limitation, (i) all Liabilities and obligations of any of the Sellers under, arising out of, in respect of or related to (A) Excluded Assets, (B) Indebtedness, (C) Legal Proceedings or Orders, (D) Taxes (except to the extent otherwise provided in Section 5.12(b)), (E) any breach or violation of, or default by any of the Sellers under, any Contract, Law or License, except to the extent otherwise provided under clause (c) of the definition of “Assumed Liabilities” in Article I hereof, or (F) Benefit Plans, (ii) Sellers’ obligations under or in connection with this Agreement or any Transaction Document, and (iii) environmental conditions at the Horsham Premises, the Indian Premises and the Leased Premises not caused by Purchaser, Purchaser’s employees, agents, contractors or invitees.

(e) On the second Business Day prior to the Closing Date, the Sellers shall cause to be prepared and delivered to the Purchaser an updated Schedule 1.1(i) (including any other applicable schedule expressly cross-referenced therein) of Acquired Assets, as of a date no more than five (5) Business Days prior to the Closing Date.  Such updated schedules shall reflect solely those assets in respect of the Mortgage Business that (i) are of the type set forth in the definition of “Acquired Assets” in Article I hereof that provide for updating in accordance with this Section 2.2(e), and (ii) are (y) acquired or assumed or (z) disposed of or discharged, in each case, between the date of this Agreement and the Closing Date in compliance with the provisions of Section 5.1.  On the second Business Day prior to the Closing Date, the Sellers shall cause to be prepared and delivered to the Purchaser a Data Tape reflecting the Serviced Loans and the Mortgage loans (and information relating thereto), as of a date no more than five (5) Business Days prior to the Closing Date (the “Pre-Closing Data Tape”).

SECTION 2.3.   Consideration.

(a) The consideration for the Acquired Assets (the “Purchase Price”) payable to Parent (for itself and as agent for the other Sellers) shall be equal to (i) $490,000,000 minus the Earnings Adjustment Amount (the “Base Amount”), (ii) plus the Accruals, (iii) minus the Servicing Adjustment Amount, (iv) minus the Retention Adjustment Amount (v) minus the June Data Tape Adjustment Amount.  The Purchase Price shall be paid as set forth in Sections 2.3(b) and 2.4.

(b) On and subject to the terms and conditions of this Agreement, on the Closing Date, the Purchaser shall remit to the Parent (for itself and as agent to the other Sellers) an amount equal to the Base Amount plus the amount of the Estimated Adjustment, if the amount of the Estimated Adjustment is a positive number (or minus the amount of the Estimated Adjustment, expressed as a positive number, if the amount of the Estimated Adjustment is a negative number), as follows:

(i) $75,000,000 shall be paid by delivery to Parent of the DUS Note;

(ii) an amount equal to the Dynex Fannie Mae Note Principal Amount shall be paid to Parent (A) in the event that Fannie Mae assures the Purchaser that Fannie Mae shall not seek recourse against the Purchaser for any Liabilities in respect of the Dynex Fannie Mae Loans under the Dynex Fannie Mae Contract, by wire transfer to a bank account specified in writing by Parent at least two (2) Business Days prior to the Closing Date, and (B) otherwise, by delivery of the Dynex Fannie Mae Note;

(iii)  an amount equal to the Dynex Freddie Mac Note Principal Amount shall be paid to Parent (A) in the event that Freddie Mac assures the Purchaser that Freddie Mac shall not seek recourse against the Purchaser for any Liabilities in respect of the Dynex Freddie Mac Loans under the Dynex Freddie Mac Contract, by wire transfer to a bank account specified in writing by Parent at least two (2) Business Days prior to the Closing Date, and (B) otherwise, by delivery of the Dynex Freddie Mac Note;

(iv) $40,000,000 shall be paid to Parent, (A) in the event that an Insolvency Proceeding with respect to the Sellers has been commenced and a Bankruptcy Court Order has been entered on or before the Closing Date, by wire transfer to a bank account specified in writing by Parent at least two (2) Business Days prior to the Closing Date, and (B) otherwise, by delivery of the Holdback Note; and

(v) the balance shall be paid by wire transfer to a bank account specified in writing by Parent at least two (2) Business Days prior to the Closing Date.

SECTION 2.4.   Adjustment Amount.

(a) The “Adjustment Amount” (which may be a positive or negative number) will be equal to the amount determined by subtracting the absolute amount of the Closing Adjustment (as hereafter defined) from the Estimated Adjustment.  If the Adjustment Amount is positive, the Adjustment Amount shall be paid by wire transfer by the Sellers to an account specified in writing by the Purchaser.  If the Adjustment Amount is negative, the difference between the Closing Adjustment and the Estimated Adjustment, expressed as a positive number, shall be paid by wire transfer by the Purchaser to an account specified in writing by the Sellers.  Within three (3) Business Days after the calculation of the Closing Adjustment becomes binding and conclusive on the Parties pursuant to this Section 2.4, the Sellers or the Purchaser, as the case may be, shall make the wire transfer payment provided for in this Section 2.4(a).  The “Closing Adjustment” means an amount (which may be a positive or negative number) equal to the result of (A) the Accruals (B) minus the Servicing Adjustment Amount (C) minus the Retention Adjustment Amount (D) minus the June Data Tape Adjustment Amount.  Notwithstanding anything in this Agreement to the contrary, there shall be no duplication of adjustments to the Purchase Price under Article II and indemnification under Article VIII shall not be available for a Loss to the extent that such Loss is fully reimbursed by an adjustment under Article II.

(b) The Sellers and the Purchaser shall (or, in the event they do not agree, they shall cause Beekman to) deliver to the Purchaser and the Sellers, no later than three (3) Business Days prior to the Closing Date, their or its (as applicable) good faith calculation, in reasonable detail and accompanied by sufficient information reasonably necessary to allow the Parties to verify such calculation, of the amount of the Estimated Accruals, the Estimated Retention Adjustment Amount, the Estimated Servicing Adjustment Amount, and Estimated June Data Tape Adjustment Amount based upon, among other things, the Pre-Closing Data Tape and a review of the June Data Tape.

(c) As soon as practicable, but in no event later than twenty (20) Business Days following the Closing Date, the Sellers shall cause to be prepared and delivered to the Purchaser a draft calculation of the Accruals, the Retention Adjustment Amount, the Servicing Adjustment Amount and the June Data Tape Adjustment Amount (the “Draft Adjustment”), in reasonable detail and accompanied by sufficient information reasonably necessary to allow the Purchaser to verify such calculation.

(d) If within twenty (20) Business Days following delivery of the Draft Adjustment and the other information described in Section 2.4(c), the Purchaser has not given the Sellers written notice of its objection thereto (which notice shall state the basis of any such objection in reasonable detail), then the Draft Adjustments calculated by the Sellers shall constitute the amount of the Accruals, the Retention Adjustment Amount, the Servicing Adjustment Amount and the June Data Tape Adjustment Amount for purposes of the Closing Adjustment and be binding and conclusive on the Parties and be used in computing the Adjustment Amount.

(e) If the Purchaser gives the Sellers such notice of objection on or prior to the twentieth (20th) Business Day following Purchaser’s receipt of the Draft Adjustments and the other information described in Section 2.4(c), the Sellers and the Purchaser shall attempt to resolve their differences with respect to the calculation of the Accruals, the Retention Adjustment Amount, the Servicing Adjustment Amount and the June Data Tape Adjustment Amount within ten (10) Business Days of the Sellers’ receipt of the Purchaser’s objection notice (the “Closing Resolution Period”), and any resolution by them as to any disputed amounts shall be binding and conclusive.  The Sellers and the Purchaser shall submit any amounts or issues remaining in dispute to a firm of nationally recognized independent public accountants (the “Independent Accountants”) selected by the Parties within five (5) days after the expiration of the Closing Resolution Period for resolution.  If Sellers and Purchaser are unable to agree on the Independent Accountants, then each of the Sellers, on the one hand, and the Purchaser, on the other hand, shall have the right to request the American Arbitration Association to appoint Independent Accountants who shall not have had a material relationship with the Sellers, the Purchaser or any of their respective Affiliates within the past two (2) years.  Each Party agrees to execute, if requested by the Independent Accountants, a reasonable engagement letter, including customary indemnities.  If amounts or issues are submitted to the Independent Accountants for resolution:

(i) the Sellers and the Purchaser shall furnish or cause to be furnished to the Independent Accountants such data, documents and information relating to the disputed amounts or issues as the Independent Accountants may reasonably request and are available to that Party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed amounts or issues and to discuss them with the Independent Accountants;

(ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both the Sellers and the Purchaser within thirty (30) days of the submission to the Independent Accountants of the amounts or issues remaining in dispute, shall be final, binding and conclusive on the Parties and shall be used in the computation of the Adjustment Amount;

(iii) The Independent Accountants will be instructed that (A) they may only consider those items and amounts which the Sellers and the Purchaser have disputed within the time periods and on the terms specified above, and (B) they must resolve the dispute in accordance with the terms and conditions of this Agreement; and

(iv) the Sellers, on the one hand, and the Purchaser, on the other hand, will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination.

SECTION 2.5.   Guaranty.  Subject to the terms and conditions set forth in this Agreement (including this Section 2.5), the Limited Guarantors, jointly and severally,

hereby irrevocably guarantee (the “Limited Guarantee”) to the Sellers (a) all of the obligations and liabilities of the Purchaser that are to be performed by the Purchaser under this Agreement from the date of this Agreement through the Closing, including any of Sellers’ Losses and remedies (including specific performance and injunctive relief) resulting or arising from any breaches thereof, and (b) the punctual payment, when and as due, of the Purchase Price, including any payments due under the DUS Note, the Dynex Fannie Mae Note, the Dynex Freddie Mac Note, or the Holdback Note, any Adjustment Amount due to the Sellers pursuant to Section 2.4, and the Purchaser Termination Fee (collectively, the “Guaranteed Obligations”).  Each Limited Guarantor agrees that the Sellers may enforce the Limited Guarantee without the necessity of first exhausting remedies against the Purchaser in respect of the Guaranteed Obligations.  Notwithstanding anything to the contrary, the Limited Guarantors do not waive rights, setoffs, counterclaims and other defenses that the Purchaser may have in respect of Guaranteed Obligations (including failure of any condition in Section 6.1 to be satisfied) and if Purchaser is relieved of any of the Guaranteed Obligations, the Limited Guarantors shall be similarly relieved of their obligations with respect thereto (except any legal discharge or defense arising from bankruptcy, insolvency, dissolution or liquidation of the Purchaser).  Notwithstanding anything to the contrary, the Limited Guarantee shall terminate and be of no further force or effect upon the date a Limited Guarantor’s obligations under the Limited Guarantee are irrevocably satisfied and paid in full.

SECTION 2.6.   Purchase Price Allocation.  Not later than seventy-five (75) days after the Closing Date, the Sellers shall prepare and deliver to the Purchaser a draft allocation schedule (the “1060 Allocation Schedule”) pursuant to which the Purchase Price and the Assumed Liabilities (plus any other relevant items, and subject to appropriate adjustments in accordance with Section 1060 of the Code) (such amount, as adjusted, the “Total Consideration”) shall be allocated among the Acquired Assets for all applicable Tax purposes in a manner consistent with Section 1060 of the Code and the Treasury regulations thereunder.  The Parties agree that for purposes of such allocation and all other applicable Tax purposes, (a) the Put Option Fee shall be treated as option premium and, in the event the Put Option is exercised, shall be a reduction in the Total Consideration, and (b) the consideration allocable to the Purchased Equity Interest shall include only cash, and not any portion of the DUS Note, the Dynex Fannie Mae Note, the Dynex Freddie Mac Note, or the Holdback Note.  Promptly following such delivery, the Parties shall in good faith work to resolve any disagreements and to finalize a mutually agreeable 1060 Allocation Schedule, which shall be, if so mutually agreed, final and binding on the Parties.  To the extent the 1060 Allocation Schedule becomes final and binding on the Parties, all Tax Returns filed by the Purchaser and Sellers shall be prepared consistently with such allocation.  If no mutual agreement is reached within sixty (60) days, then the 1060 Allocation Schedule shall not be binding on either party.  The 1060 Allocation Schedule may be modified, as agreed to by the Parties, to reflect any adjustments to the Total Consideration.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers represents and warrants, jointly and severally, to the Purchaser that the statements contained in this Article III are correct and complete, except as set forth in the disclosure schedule accompanying this Agreement with specific reference to the applicable section of this Article III to which the disclosures on such schedule relate (the “Sellers Disclosure Schedule”).

SECTION 3.1.   Organization and Qualification.  Each of the Sellers is a corporation duly organized, validly existing, and in good standing under the Laws of the state of its jurisdiction of incorporation, and has all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as it is now being conducted.  Each of the Sellers is duly qualified and authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.2.   Subsidiary.

(a) The Indian Subsidiary is a company incorporated with limited liability duly organized and validly existing under the laws of the country of its jurisdiction of formation, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as it is now being conducted.  The Indian Subsidiary is duly qualified and authorized to do business under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

(b) A complete and accurate list of the Purchased Equity Interest is set forth on Section 3.2(b) of the Sellers Disclosure Schedule.  The Purchased Equity Interest is owned beneficially and of record by the applicable Seller as set forth on Section 3.2(b) of the Sellers Disclosure Schedule.  The Purchased Equity Interest is duly authorized, validly issued and fully paid and non-assessable and was not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right.

(c) There are no outstanding subscriptions, options, warrants, puts, calls, convertible or exchangeable securities, agreements, understandings, claims or other commitments or rights of any type (including stock appreciation rights, phantom stock or similar rights) or other securities (i) requiring the issuance, sale, transfer, exchange, repurchase, redemption or other acquisition of any Equity Securities of the Indian Subsidiary, (ii) restricting the transfer of any of the Equity Securities of the Indian

Subsidiary or (iii) relating to the voting rights of any of the Equity Securities of the Indian Subsidiary.

(d) There are no Persons in which the Indian Subsidiary owns, of record or beneficially, any direct or indirect equity or other ownership interest (including Equity Securities) or possesses any right (contingent or otherwise) to acquire the same. There are no obligations of the Indian Subsidiary to (A) repurchase, redeem or otherwise acquire any Equity Securities of any other Person or (B) make any equity investment in or capital contribution to, any other Person. The Indian Subsidiary is not a member of or party to (and no part of its business is conducted through) any partnership, joint venture or similar arrangement.

SECTION 3.3.   Authorization.

(a) Each of the Sellers has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby.

(b) This Agreement has been duly and validly authorized, executed and delivered by each of the Sellers, and each of the other Transaction Documents to which such Seller is a party, when so executed and delivered by such Seller, will have been duly and validly authorized, executed and delivered by such Seller, and assuming the due authorization, execution and delivery by the other Parties to this Agreement and the Transaction Documents, this Agreement constitutes, and the other Transaction Documents when so executed and delivered will constitute, a valid and binding obligation of each such Seller, enforceable against it in accordance with its respective terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and to the extent that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 3.4.   No Violation.  Except as set forth in Section 3.4 of the Sellers Disclosure Schedule, none of the execution and delivery of this Agreement or the other Transaction Documents by each of the Sellers (as applicable), the performance by each of the Sellers of its obligations hereunder and thereunder, nor the consummation by each of the Sellers of the transactions contemplated hereby and thereby will (a) conflict with or result in a breach of any provision of the Organizational Documents of either Seller or the Indian Subsidiary, (b) conflict with or result in a breach of, or constitute a default (with or without due notice or lapse of time or both) or result in or give any Person any right of termination, cancellation, acceleration or modification, under the terms, conditions or provisions of any note, bond, Mortgage or indenture, or any material License, lease or Contract to which either Seller or the Indian Subsidiary is a party, (c) violate, in any material respect, any Law or Order of any Governmental Authority applicable to either of the Sellers or the Indian Subsidiary, or (d) result in the imposition or creation of a material Lien (other than a Permitted Lien) upon or with respect to the Acquired Assets or the assets and properties of the Indian Subsidiary.

SECTION 3.5.   Consents and Approvals.  Except as set forth in Section 3.5 of the Sellers Disclosure Schedule (the “Required Consents”) and without giving effect to the provisions of Sections 5.4(b) or 5.4(d), no filing or registration with, notice to or permit, authorization, waiver, consent or approval of any Person or any Governmental Authority or Mortgage Program Sponsor is necessary for the consummation by the Sellers of the transactions contemplated by this Agreement and the other Transaction Documents other than (i) consents and approvals of or filings or registrations with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice (the “DOJ”) pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (ii) those already obtained.

SECTION 3.6.   Brokers’ Fees and Commissions.  Neither the Sellers nor the Indian Subsidiary has any Liability or obligation to pay any fees or commissions or any similar payment to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Purchaser could become liable or obligated.

SECTION 3.7.   Title to Acquired Assets; Sufficiency.

(a) Except as set forth on Section 3.7(a) of the Sellers Disclosure Schedule, the Sellers own and have good and valid title to (or, with respect to the leased Properties listed on Section 3.7(a) of the Sellers Disclosure Schedule, a valid leasehold interest in) each of the Acquired Assets (other than Purchased IP which is covered by Section 3.10(a)), in each case free and clear of all Liens (other than Permitted Liens).  Pursuant to this Agreement and the other Transaction Documents, at the Closing the Purchaser will receive all right, title and interest in, under and to all of the Acquired Assets free and clear of all Liens other than (i) Permitted Liens and (ii) any Liens created by the Purchaser.

(b) Subject to the Purchaser obtaining and maintaining all Licenses necessary for it to conduct the Mortgage Business, the Purchaser’s ability to fund Advances and Mortgage loans, the Purchaser’s ability to maintain capital requirements and satisfy other conditions of the Rating Agencies necessary to maintain adequate credit ratings, the Purchaser not obtaining any real property or leases to real property (other than pursuant to the Horsham Lease Agreements and Purchased Real Property Leases), the Purchaser not hiring all of the Business Employees and not currently maintaining human resources, accounting, tax, legal or other items of corporate overhead not covered by the Transition Services Agreement, and except as set forth on Section 3.7(b) of the Sellers Disclosure Schedule, the Acquired Assets (together with the Property to be leased to the Purchaser pursuant to the Purchased Real Property Leases and the Horsham Lease Agreements, the software to be licensed to Purchaser pursuant to the Software License Agreement, the Marks to be licensed pursuant to this Agreement and the services to be provided pursuant to the Transition Services Agreement) constitute all of the Properties and rights primarily used in, or related primarily to, the Mortgage Business and are sufficient for Purchaser to conduct the Mortgage Business as it is presently conducted by Sellers.

SECTION 3.8.   Contracts.

(a) Purchased Contracts.  Schedule 1.1(i) sets forth a true and complete list of the Purchased Contracts as of the date of this Agreement.

(b) Indian Subsidiary Contracts.  Section 3.8(b) of the Sellers Disclosure Schedule lists the following Contracts to which the Indian Subsidiary is a party or by which it is bound as of the date of this Agreement (collectively, the “Indian Material Contracts”):

(i) any Contract (or group of related Contracts) for the purchase or sale of assets, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year, or involve amounts payable by the Indian Subsidiary in excess of $100,000;

(ii) any Contract relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a material Lien on any of the assets of the Indian Subsidiary;

(iii) any Contract between the Indian Subsidiary and either of the Sellers or their Affiliates;

(iv) any Contract with an officer, director, stockholder or Affiliate of the Indian Subsidiary which is still in effect or has any ongoing obligations as of the date of this Agreement;

(v) any Contract under which the Indian Subsidiary has made advances or loans to any other Person;

(vi) any Contract for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;

(vii) any Contract containing covenants of the Indian Subsidiary not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any Person with respect to employment or covenants of any other Person not to compete with the Indian Subsidiary in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment;

(viii) any Contract providing for severance, retention, change in control or other similar payments;

(ix) any Contract for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of $50,000;

(x) any material management Contracts and Contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than 30 days’ notice;

(xi) any outstanding Contract of guaranty, surety or indemnification, direct or indirect, by the Indian Subsidiary;

(xii) any power of attorney given to a third party by the Indian Subsidiary that is currently effective and outstanding; and

(xiii) any outstanding written commitment to enter into any Contract of the type described above.

(c) Each of the Indian Material Contracts and the Purchased Contracts is in full force and effect and is the legal, valid and binding obligation of a Seller or the Indian Subsidiary which is a party thereto, and, to the Knowledge of Sellers, of the other parties thereto, enforceable against each of them in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and to the extent that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and, upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise stated in Section 3.8(c) of the Sellers Disclosure Schedule, continue in full force and effect without penalty or other adverse consequence.  None of the Sellers or the Indian Subsidiary, as applicable, is in breach in any material respect of or in default under any Purchased Contract or Indian Material Contract, nor, to the Knowledge of the Sellers, is any other party to any Purchased Contract or Indian Material Contract in breach in any material respect of or in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default by a Seller or the Indian Subsidiary, as applicable, or to the Knowledge of the Sellers any other party thereunder.  As of the date of this Agreement, no party to any of the Purchased Contracts or Indian Material Contracts has exercised any termination rights with respect thereto, and no such party has given notice of any significant dispute with respect to, or any intention to terminate, any Purchased Contract or Indian Material Contract.  The Sellers have delivered to Purchaser true, correct and complete copies of all of the Purchased Contracts and Indian Material Contracts, together with all amendments, modifications or supplements thereto.

SECTION 3.9.   Legal Proceedings.  Except as set forth on Section 3.9 of the Sellers Disclosure Schedule, (a) there are no material Legal Proceedings pending or, to the Knowledge of the Sellers, threatened against either of the Sellers (with respect to the Mortgage Business), the Indian Subsidiary or the Acquired Assets; (b) neither of the Sellers nor the Indian Subsidiary is subject to any outstanding Order which has had or would reasonably be expected to have a Material Adverse Effect or could reasonably prevent the consummation of the transactions contemplated by this Agreement, and (c) there are, to the Knowledge of the Sellers, no facts or circumstances that are likely to give rise to any Legal Proceedings that would be required to be disclosed pursuant to clauses (a) or (b) above.  There are no Legal Proceedings pending, or to the Knowledge of the Sellers, threatened against either of the Sellers or the Indian Subsidiary that question the legality of the transactions contemplated by this Agreement.

SECTION 3.10.   Intellectual Property.

(a) The Sellers or the Indian Subsidiary own all right, title and interest in and to, or have the right to use and transfer its interest in, the Intellectual Property listed on Section 3.10(a) of the Sellers Disclosure Schedule (the “Purchased IP”).

(b) The Sellers or the Indian Subsidiary own all right, title and interest in and to, or have the right to use and transfer its interest in, information technology and computer systems listed on Section 3.10(b) of the Sellers Disclosure Schedule (the “Purchased IT Systems”).  Except as set forth on Section 3.10(a) and (b) of the Sellers Disclosure Schedule, the Sellers or the Indian Subsidiary exclusively own all right, title and interest in and to, or have the right to use and transfer its interest in, the Purchased IP and the Purchased IT Systems.

(c) None of the Purchased IP nor the operation or conduct of the business of the Indian Subsidiary or the Mortgage Business infringes, misappropriates, or otherwise violates any material Intellectual Property right of any Person.  To the Knowledge of the Sellers, no Person is infringing, misappropriating, or otherwise violating (or has infringed, misappropriated or otherwise violated) any Purchased IP.

(d) The Sellers and their Affiliates have the right to grant the rights and licenses granted under the Software License Agreement.  None of the Licensed Intellectual Property (as defined in the Software License Agreement) infringes, misappropriates or otherwise violates any Intellectual Property right of any Person.

SECTION 3.11.   Real Property.

(a) The Sellers have, in all material respects, a valid and subsisting leasehold estate in and the right to quiet enjoyment of the Leased Premises for the full term of the Purchased Real Property Leases, subject only to rights of subtenants pursuant to valid sublease agreements and to the terms and conditions of the Purchased Real Property Leases.  The Sellers are not in material default under, and there are no outstanding notices of material default or termination under, any of the Purchased Real Property Leases, and at the Closing, there shall not exist a material default or an event which, with the passage of time or the giving of notice or both, would constitute a material default on the part of the Sellers or, to the Knowledge of Sellers, the other parties thereto.  The Sellers have made available to Purchaser true and correct copies of each Purchased Real Property Lease, together with all amendments, renewals, extensions or waivers thereof.  No Seller owes any brokerage commission with respect to any such leased space.  The Sellers hold good, marketable fee simple title to that portion of the premises in Horsham, PA that will be leased to the Purchaser pursuant to the Horsham Lease Agreements (the “Horsham Premises”).

(b) The Indian Subsidiary does not own any real property.  The Indian Subsidiary has in all material respects a valid and subsisting leasehold estate in and the right to quiet enjoyment of the leased real properties (the “Indian Premises”) subject to the lease agreement set forth on Section 3.11(b) of the Sellers Disclosure Schedule (such leases the “Indian Subsidiary Leases”) for the full term thereof, subject to rights of subtenants and to the terms and conditions of the leases and subleases set forth on Section 3.11(b) of the Sellers Disclosure Schedule.

SECTION 3.12.   Environmental Matters.

(a) There are no pending private or governmental claims, citations, complaints, notices of violation or letters made, issued to or, to the Knowledge of Sellers, threatened against any of the Sellers in respect of the Leased Premises, the Horsham Premises or the Indian Premises by any Governmental Authority or private or other party for the impairment or diminution of, or damage, injury or other adverse effects to, the environment or public health resulting from either Seller’s use or operation of any the Leased Premises, Horsham Premises or the Indian Premises, or asserting or seeking recovery for any violation of or any liability or obligation under Environmental, Health and Safety Requirements.

(b) Except for non-compliance that would not reasonably be expected to result in the Purchaser or the Indian Subsidiary incurring material Liabilities under Environmental, Health and Safety Requirements, the Sellers are, and at all relevant times since March 23, 2006 have been, in material compliance with Environmental, Health, and Safety Requirements in respect of the Leased Premises, the Horsham Premises and the Indian Premises, which compliance includes obtaining, maintaining and complying with all material environmental permits or other authorizations required under Environmental, Health and Safety Requirements.

(c) To the Knowledge of Sellers, there are no current facts, circumstances or conditions arising out of or relating to the Leased Premises, the Horsham Premises or the Indian Premises that would reasonably be expected to result in the Purchaser or the Indian Subsidiary incurring material Liabilities under Environmental, Health and Safety Requirements.

(d) The Sellers have made available for inspection by the Purchaser true and correct copies of all material environmental reports, assessments and investigations related to the Leased Premises, the Horsham Premises or the Indian

Premises and all material correspondences related to material Liabilities or potentially material Liabilities under Environmental, Health and Safety Requirements to the extent such materials are in the possession, custody or control of the Sellers.

(e) This Section 3.12 contains the sole and exclusive representations and warranties of Sellers with respect to any environmental, health, or safety matters, including any arising under any Environmental, Health, and Safety Requirements.

SECTION 3.13.   Licenses; Compliance with Laws.  Section 3.13 of the Sellers Disclosure Schedule contains a true and complete list of all material Licenses required by Law or any Governmental Authority to own and operate the Acquired Assets and otherwise engage in the Mortgage Business (the “Business Licenses”).  Except as set forth on Section 3.13 of the Sellers Disclosure Schedule:

(a) each Business License is, and at all relevant times since March 23, 2006 has been, held by the Sellers and the Indian Subsidiary and is valid, binding and in full force and effect;

(b) neither of the Sellers nor the Indian Subsidiary has received any written notice that it is in default under, or in violation of the terms of, any Business License, and to the Sellers’ Knowledge, no suspension or cancellation or restriction of any such Business License has been threatened;

(c) neither of the Sellers nor the Indian Subsidiary is in material default under or in material violation of the terms of any Business License;

(d) Capmark Finance is, and at all relevant times since March 23, 2006 has been:  (i) a Fannie Mae approved DUS lender and seller/servicer, (ii) an FHA/MAP approved mortgagee eligible to originate, purchase, hold, sell and service FHA insured Mortgages, (iii) a Freddie Mac approved program plus seller/servicer, and (iv) a Ginnie Mae approved issuer of mortgage backed securities guaranteed by Ginnie Mae;

(e) since March 23, 2006, the Sellers have not received any written notification from Fannie Mae, HUD, Freddie Mac or Ginnie Mae that any Seller is not in compliance with all requirements for maintaining the approved status set forth in Section 3.13(d) above other than notifications which have been withdrawn; and

(f) since March 23, 2006, each of the Sellers and the Indian Subsidiary has operated the Mortgage Business in material compliance, and is in compliance in all material respects, with all requirements of Law, the Mortgage Programs, the Mortgage Program Sponsors applicable to the Mortgage Business, the ownership and operation of the Acquired Assets and the operations of the Indian Subsidiary, and neither Seller nor the Indian Subsidiary has received any written notice of or been charged with (or, to the Seller’s Knowledge, is under investigation with respect to) any material violation of Law.

SECTION 3.14.   Employee Benefit Plans.

(a) Section 3.14(a) of the Sellers Disclosure Schedule contains a list of all “employee benefit plans” (as defined in Section 3(3) of ERISA), each severance, incentive or equity incentive plan, program, agreement or arrangement, and all other material employee compensation and fringe benefit plans or arrangements, other than Non-U.S. Benefit Plans, which are sponsored or contributed to by the Sellers for the benefit of Business Employees (the “Benefit Plans”).  With respect to each Benefit Plan, true and complete copies of the following documents have been furnished to the Purchaser or were made available for inspection by the Purchaser prior to the date of this Agreement, to the extent, in each case, that such documents exist: (i) current plan documents and plan amendments; (ii) current summary plan descriptions, if any; (iii) the most recent tax qualified determination letters, if any, received from (or applications pending with) the IRS; and (iv) the most recent Form 5500 Annual Reports, if any.

(b) Each Benefit Plan with respect to which the Purchaser may have any Liabilities has been maintained and administered by the Sellers in compliance, in all material respects, with its terms and with the requirements of applicable Law, including ERISA and the Code.

(c) To the Knowledge of the Sellers, there are no investigations or termination proceedings by any Governmental Authority or other claims (except for routine claims for benefits), suits or proceedings against or involving any Benefit Plan which would reasonably be expected to result in a material Tax Liability or penalty.

(d) Neither of the Sellers has been required in the past six (6) years or is required currently to contribute to any “multiemployer plan” (as defined in Section 3(37) of ERISA) with respect to the Business Employees.

(e) All contributions to the Benefit Plans that were required to be made or accrued in accordance with such Benefit Plans or any applicable Law have been timely made or accrued.

(f) Except as set forth on Section 3.14(f) of the Sellers Disclosure Schedule, the Sellers do not maintain any Benefit Plans (i) pursuant to the Laws of a country other than the United States or (ii) that benefit any individual whose principal place of employment is outside of the United States (each a “Non-U.S. Benefit Plan”).  To the Knowledge of the Sellers, each Non-U.S. Benefit Plan has been maintained in compliance, in all material respects, with its terms and the requirements of applicable Laws.

(g) Sellers have received a timely favorable determination letter, or are entitled to rely on a timely opinion letter, from Internal Revenue Service with respect to the Sellers’ tax-qualified 401(k) plan and, to the Knowledge of Sellers, no circumstances exist which would reasonably be expected to result in the disqualification of such 401(k) plan.

(h) The Sellers have provided to the Purchasers with respect to each of the Business Employees a schedule of the base salary (the “Base Salary Amount”) and the incentive and retention arrangements (the “Retention Bonus Amount”) and all terms and conditions thereof (including payment conditions, obligations and schedules).

SECTION 3.15.   Labor Relations.  The Sellers, to the extent related to the Business Employees, (a) are not a party to any collective bargaining agreement or other labor union Contract applicable to persons employed by the Sellers and, to the Knowledge of Sellers, there are no organizational campaigns, petitions or other unionization activities focusing on persons employed by the Sellers which seek recognition of a collective bargaining unit, and (b) are not subject to any strikes, slowdowns or work stoppages pending or, to the Knowledge of Sellers, threatened between either Seller and any group of its Business Employees.

SECTION 3.16.   Financial Matters.

(a) The financial results in respect of the North American Servicing and North American Lending and Mortgage Banking Business segments of the Parent and its consolidated subsidiaries for the years ended December 31, 2006, 2007 and 2008 and for the six-month period ended June 30, 2009 contained in the Parent’s reports on Forms 10-K and/or reported on the Parent’s website were prepared in accordance with GAAP (except as permitted by the rules and regulations of the Securities and Exchange Commission) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject to normal year-end audit adjustments) the segment financial information with respect to such segments for the periods presented therein.

(b) The unaudited balance sheet of the Indian Subsidiary as of July 31, 2009 attached to this Agreement as Schedule 3.16(b) presents fairly in all material respects the financial condition of the Indian Subsidiary as of such date.  As of the Closing Date, the Indian Subsidiary shall not have any Liabilities required by GAAP to be reflected on a balance sheet of the Indian Subsidiary other than those (1) reserved against or reflected on the unaudited balance sheet of the Indian Subsidiary as at July 31, 2009 (the “Balance Sheet Date”), (2) incurred in the Ordinary Course of Business since the Balance Sheet Date or (3) that are not material.

SECTION 3.17.   Taxes.

(a) To the Knowledge of the Sellers, there are no material non-payments, deficiencies or assessments of material Tax owed by the Sellers.

(b) There is no ongoing or pending audit or investigation of the Sellers by any Taxing Authority (including receipt by the Sellers of any written notice from any Taxing Authority that it intends to conduct such an audit or investigation) with respect to a material Tax item of the Sellers arising from the Mortgage Business or the Acquired Assets, which Tax item would reasonably be expected to materially adversely affect the

Purchaser for any taxable period (or portion thereof) beginning on or after the Closing Date.

(c) All material Tax Returns required to be filed by the Indian Subsidiary have been duly and timely filed (taking into account applicable extension periods) with the appropriate Taxing Authority, all such material Tax Returns are true, complete and correct in all material respects, and all material Taxes owed by the Indian Subsidiary have been fully and timely paid.

(d) No Acquired Asset is a contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Purchaser, the Seller or the Indian Subsidiary by reason of Section 280G of the Code or be subject to Section 4999 of the Code.

(e) None of the Sellers is a “foreign person” within the meaning of Section 1445 of the Code.

(f) None of the Acquired Assets is an equity interest in an entity taxable as a corporation (other than the Purchased Equity Interest), partnership, trust or real estate mortgage investment conduit for U.S. federal income tax purposes.

(g) Except as disclosed on Section 3.17(g) of the Sellers Disclosure Schedule, the Indian Subsidiary has not executed or entered into any agreement with, or obtained any consents or clearances from, any Taxing Authority, or has been subject to any ruling guidance specific to the Indian Subsidiary, that would be binding on the Purchaser for any taxable period (or portion thereof) beginning after the Closing Date.

SECTION 3.18.   Purchased and Serviced Loans.

(a) Books and Records.  The Sellers have made available to the Purchaser true and complete copies of all Servicing Agreements and all material amendments thereto.

(b) Mortgage Loan Compliance.  Each Loan Application, Committed Loan, and Purchased Loan, including in each case as applicable the related application and loan documents, is in compliance in all material respects with all applicable Laws and guidelines, procedures, rules, regulations and other requirements of the Mortgage Programs and Mortgage Programs Sponsors, and, where applicable, HUD Mortgage Insurance is in full force and effect with respect to such Purchased Loan.  The Sellers, and to their Knowledge, any predecessors in interest, have at all times complied in all material respects with all applicable guidelines, procedures, rules, regulations and other requirements of the Mortgage Programs, the Mortgage Program Sponsors, Government Authorities and the Law, relating in each case to the origination, underwriting and servicing of each Purchased Loan, and each Purchased Loan complied in all material respects with Sellers’ underwriting policies in effect as of the origination date of each such Purchased Loan.

(c) No Recourse.  Except for the obligations to participate in loss sharing under the Fannie Mae Mortgage Program and participate in pass through amounts with respect to Mortgages with HUD Mortgage Insurance backing securities guaranteed by Ginnie Mae, obligations to make Advances and Liabilities arising from a failure to perform obligations under the relevant Purchased Loans and the Servicing Agreements, no Seller is subject to any recourse, repurchase or indemnification obligation with respect to the Purchased Loans or Serviced Loans that would constitute an Assumed Liability.

(d) Licensing and Approvals.  The Sellers, and to the Knowledge of the Sellers, any predecessor in interest, have at all relevant times been (i)  in material compliance with all applicable licensing requirements of the state in which the Mortgaged Property relating to a Purchased Loan is located, and (ii) duly organized and qualified to do business under the laws of such states, except (in the case of this clause (ii)) where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

(e) Commitments.  There exists a binding Contract providing for the purchase of each Purchased Loan (and each mortgage loan subject to a Loan Commitment) by an Investor or Mortgage Program Sponsor, or (with respect to Loan Commitments) there are conditions to the funding of the mortgage loan subject to such Loan Commitment that such a Contract exist, and, except for mortgage loans subject to a Loan Commitment where no such Contract exists, each such Contract is in full force and effect.  Each Purchased Loan and Loan Commitment complies or will comply with all applicable guidelines, procedures, rules, regulations and other requirements of the applicable Mortgage Program Sponsor in all material respects.  No Investor or Mortgage Program Sponsor has, to the Knowledge of Sellers, threatened not to purchase any Purchased Loan in accordance with such Contracts.

(f) Funding; Reimbursement.  Except for the funding of any Committed Loan, or the funding of any Purchased Loan which contemplates the periodic fundings of advances for construction or rehabilitation and renovation or improvements, the Sellers are under no obligation to make any future advance to any mortgagor under any Purchased Loan or Committed Loan.

(g) Advances.  Each outstanding Advance has been made by Sellers in material compliance with the requirements of the applicable Servicing Agreements.  Each Servicing Agreement that requires a Seller to make an Advance incorporates a limitation on the Servicer’s obligation to make a nonrecoverable advance, as defined in the Servicing Agreement.  Each such Servicing Agreement also provides a mechanism to recover Advances from certain pool resources, including recoveries related to the applicable Serviced Loan.  Each Servicing Agreement also provides a mechanism to recover nonrecoverable advances on a priority basis from collections not limited to the proceeds of the applicable loan or underlying collateral itself if such proceeds are insufficient to recover such nonrecoverable advance.

(h) Enforceability.  Each Purchased Loan is evidenced by a promissory note or other evidence of indebtedness and is secured by a duly recorded first priority Mortgage on the real property and improvements described in or covered by the related Mortgage.  With respect to each Purchased Loan, each note, Mortgage and related document, as applicable, has been duly and validly executed by the Sellers (or Capmark Bank) and, to the Knowledge of the Sellers, by the other parties thereto, and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws related to or affecting the rights of creditors generally and by general principles of equity.  No Purchased Loan is subject to any valid offset, defense or counterclaim with respect thereto.

(i) No Breach.  The Sellers have not breached in any material respect their obligations under any Servicing Agreement which breach remains uncured, and each Purchased Loan and Serviced Loan has been serviced by the Sellers in all material respects in accordance with applicable Law.  The economic value that the Sellers enjoy from the Custodial Accounts do not violate any applicable Laws as currently in effect or, in any material respect, any Mortgage Program or Investor guidelines, procedures, rules, regulations or other requirements as currently in effect.

(j) No HUD Co-Insured Loans; No Single-Family Loans.  None of the Serviced Loans or Purchased Loans covered by HUD Mortgage Insurance is a loan co-insured by HUD under the National Housing Act.  None of the Serviced Loans or Purchased Loans is secured by single family (i.e., one to four family) residential real property.

(k) No Delinquencies or Bankruptcy.  There are no payment delinquencies under any Purchased Loan.  Neither of the Sellers has received, with respect to any Purchased Loan, any:  (i) written notice of any event (other than payments due but not yet delinquent) that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach an event of acceleration, (ii) any pending request for material modification, extension, workout, foreclosure or deed in lieu of foreclosure, or (iii) any notice that any Borrower is, or is about to become, a debtor in any state or federal bankruptcy or insolvency or similar proceeding.

(l) Whole Loans.  Each Purchased Loan is a “whole loan” as such terms is used in the industry.

(m) Inquiries.  Except as disclosed on Section 3.18(m) of the Sellers Disclosure Schedule, within the past three (3) years, there have been no audits, inquiries or investigations of the Sellers by any Mortgage Program Sponsor or Investor, the result of which claimed a material failure to comply with applicable Mortgage Program or

Investor requirements or the Law, or resulted in (i) a request for the repurchase of any Purchased Loan or Serviced Loan, (ii) any indemnification obligation or (iii) the imposition of any penalty or other sanction in connection therewith.

SECTION 3.19.   Servicing Agreements and Securitizations.

(a) Summary of Servicing Agreements.  The information set forth in Schedule 1.1(vi), which identifies all Servicing Agreements, is true, complete and correct in all material respects as of the date of this Agreement.

(b) Representations and Warranties.  The representations and warranties of the Sellers and their Affiliates contained in Servicing Agreements were true and correct when made and repeated.

(c) Servicing Practices. The servicing practices used by the Sellers in connection with the Servicing Agreements are in compliance in all material respects with the requirements of the related Servicing Agreements and federal, state and local laws, rules and regulations.

(d) Covenants.  The Sellers have complied in all material respects with each of their respective covenants and agreements set forth in the Servicing Agreements, except for such noncompliance as would not have a Material Adverse Effect.

(e) Defaults.  Except as set forth in Section 3.19(e) of the Sellers Disclosure Schedule, no servicer default, servicing termination, or similar event under any Servicing Agreement and no event that with the giving of notice or the passage of time or both would constitute any such event, has occurred and is continuing as of the date of this Agreement and as of the Closing Date, and the Sellers are not aware of any allegation that any such event has occurred and is continuing as of the date of this Agreement or as of the Closing Date, except, in each case, any such event that shall not cause a Material Adverse Effect; provided that, for purposes of this representation and warranty, any downgrade or withdrawal of the servicer rating of a Seller between the date of this Agreement and the Closing Date, shall not, in and of itself, constitute a Material Adverse Effect.

(f) SEC Reporting.  In connection with the Securitizations registered under the Securities Act, the Sellers have provided all servicer reports that were required to be prepared by the applicable Seller pursuant to any Servicing Agreement that were to be included in any Form 8K (and/or Form 10D) or Form 10K to the party designated for receipt in the applicable Servicing Agreement on a timely basis and to the Knowledge of the Sellers, the information in such reports, taken as a whole, did not contain an untrue statement of material fact or omit to state a material fact required to be included in such servicer report for the period covered by such servicing report, except to the extent any failure would not have a Material Adverse Effect; provided that no representation is made hereunder with respect to information provided by any Person other than any of the Sellers.  The appropriate officer of the applicable Seller has provided the certification with respect thereto required by Section 302 of the Sarbanes Oxley Act of 2002 and Rules 13a, 14, or 15d, as applicable, under the Exchange Act Rules.

(g) Proceedings.  There are no pending or, to the Knowledge of the Sellers, threatened proceedings, lawsuits, or administrative actions or investigations alleging violations by a Seller of the Securities Act, the Exchange Act, the Securities Act Rules or the Exchange Act Rules relating to any Securitizations.

(h) Amendments.  Except as set forth on Schedule 1.1(vi), no provision of any Servicing Agreement has been amended, modified, waived or supplemented since the original date thereof.

(i) Securities Offerings.  To the Knowledge of the Sellers, any information prepared by or at the direction of the Sellers and included in any prospectuses and any other offering documents or registration statements for the offering of securities, and any amendments or supplements thereto, distributed, delivered or filed in connection with Securitizations, as of their dates, did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 3.20.   Disclaimer of Other Representations and Warranties.  In connection with the transactions under this Agreement, the Sellers are not making any representation or warranty to the Purchaser whatsoever, express or implied, except those representations and warranties of the Sellers explicitly set forth in this Agreement or in the Sellers Disclosure Schedule or in any certificate or other Transaction Document contemplated hereby and delivered by the Sellers in connection herewith.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers that the statements contained in this Article IV are correct and complete, except as set forth in the disclosure schedule delivered by the Purchaser accompanying this Agreement with specific reference to the applicable section of this Article IV to which the disclosures on such schedule relate (the “Purchaser Disclosure Schedule”).

SECTION 4.1.   Organization and Qualification.  The Purchaser is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state of its jurisdiction of formation, with all requisite power and authority to own, operate and lease its assets and properties and to carry on its business as it is now being conducted.

SECTION 4.2.   Authorization.

(a) The Purchaser has all necessary limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder.

(b) This Agreement has been duly and validly authorized, executed and delivered by the Purchaser, and each of the other Transaction Documents, when so executed and delivered by the Purchaser, will have been duly and validly authorized, executed and delivered by the Purchaser, and assuming the due authorization, execution and delivery by the other Parties to this Agreement and the Transaction Documents, this Agreement constitutes, and the other Transaction Documents when so executed and delivered will constitute, a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and to the extent that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 4.3.   No Violation.  Except as set forth in Section 4.3 of the Purchaser Disclosure Schedule, none of the execution and delivery of this Agreement or the other Transaction Documents by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder nor the consummation by the Purchaser of the transactions contemplated hereby and thereby will (a)  conflict with or result in a breach of any provision of its Organizational Documents, (b) conflict with or result in a breach of, or constitute a default (with or without due notice or lapse of time or both) or result in or give any Person any right of termination, cancellation, acceleration or modification under the terms, conditions or provisions of any note, bond, Mortgage, indenture, or any material License, lease or Contract to which the Purchaser is a party, or (c) violate, in any material respect, any Law or Order of any Governmental Authority.

SECTION 4.4.   Consents and Approvals.  Except as set forth in Section 4.4 of the Purchaser Disclosure Schedule, no filing or registration with, notice to or permit, authorization, waiver, consent or approval of any Person or any Governmental Authority or Mortgage Program Sponsor is necessary for the consummation by the Purchaser of the transactions contemplated by this Agreement and the other Transaction Documents other than (a) consents and approvals of or filings or registrations with the Federal Trade Commission and the DOJ pursuant to the HSR Act, (b) requirements of federal and state securities laws, (c) the Required Consents, and (d) consents, registrations, approvals, authorizations, permits, filings or notifications which, in the aggregate, are not reasonably likely to have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

SECTION 4.5.   Brokers’ Fees and Commissions.  Neither the Purchaser nor any of its Affiliates has any liability or obligation to pay any fees or commissions or any similar payment to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated.

SECTION 4.6.   Legal Proceedings.  There are no Legal Proceedings pending or, to the Knowledge of the Purchaser, threatened against the Purchaser, nor is there any Order outstanding against or relating to the Purchaser, any of which could have a material adverse effect upon the Purchaser’s ability to perform its obligations under this Agreement or any of the other Transaction Documents or that would prevent the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

SECTION 4.7.   Purchase for Investment.  The Purchaser is acquiring the Purchased Equity Interest for its own account for investment purposes and not with a view toward or for sale in connection with any distribution thereof.  The Purchaser has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Equity Interest.  The Purchaser is an “accredited investor” as defined in Rule 501 of the Securities Act.  The Purchaser will not, directly or indirectly, dispose of the Purchased Equity Interest except in compliance with applicable federal and state and foreign securities Laws.

SECTION 4.8.   Inspections; Limitation of Sellers Warranties.  The Purchaser is an informed and sophisticated participant in the transactions contemplated hereby and has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement.  Except as otherwise expressly set forth in this Agreement, any Transaction Document, any certificates delivered pursuant thereto, or the Sellers Disclosure Schedule, the assets and business of the Sellers and the Indian Subsidiary being acquired by the Purchaser at the Closing as a result of this Agreement and the transactions contemplated hereby shall be acquired by the Purchaser on an “as-is, where-is” basis and in their then present condition, and the Purchaser shall rely solely upon its own examination thereof and the representations and warranties set forth in Article III or in the Sellers Disclosure Schedule or in any certificate or any other Transaction Document delivered by the Sellers.

SECTION 4.9.   OFAC.  Neither the Purchaser nor any of its subsidiaries nor, to the knowledge of the Purchaser, any director, officer, agent, employee or Affiliate of the Purchaser or any of its subsidiaries (a) is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), (b) appears on the Specially Designated Nationals and Blocked Persons List of OFAC, or (c) is a party with which the Sellers are prohibited to deal under the Laws of the United States.  The monies used to fund the purchase of the Acquired Assets are not derived from, invested for the benefit of, or related in any way to, the governments of, or persons within, any country (i) under a U.S. embargo enforced by OFAC, (ii) that has been designated as a “non-cooperative country or territory” by the Financial Action Task Force on Money Laundering, or (iii) that has been designated by the U.S. Secretary of the Treasury as a “primary money-laundering concern.”

ARTICLE V
COVENANTS

SECTION 5.1.   Conduct of Business of the Sellers Prior to the Closing.

(a) Except as contemplated by this Agreement or with the prior written consent of the Purchaser (which consent shall not be unreasonably withheld), during the period from the date of this Agreement to the Closing Date, the Sellers shall, and shall cause the Indian Subsidiary to, (i) conduct the Mortgage Business in the Ordinary Course of Business and use commercially reasonable efforts to preserve substantially intact the Mortgage Business, the Acquired Assets and the Properties of the Indian Subsidiary, (ii) perform the obligations of Sellers under the Servicing Agreements, including funding Advances, and (iii) maintain their respective books, accounts and records in respect of the Mortgage Business, the Acquired Assets and the Properties of the Indian Subsidiary in the Ordinary Course of Business.

(b) Except as set forth on Schedule 5.1(b) or as otherwise provided in this Agreement, the Sellers shall not, and shall cause the Indian Subsidiary not to, take any of the following actions, prior to the Closing, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld):

(i) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of additional shares of capital stock of the Indian Subsidiary of any class or interests, or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities;

(ii) redeem, purchase or otherwise acquire any outstanding shares of  capital stock of the Indian Subsidiary;

(iii) propose or adopt any amendment to the Organizational Documents of the Indian Subsidiary;

(iv) declare, set aside or pay any dividend or other distribution in respect of the capital stock of the Indian Subsidiary, other than in cash;

(v) except in the Ordinary Course of Business or with respect to capital projects approved prior to the date of this Agreement, enter into any agreement or commitment involving an aggregate capital expenditure or commitment on the part of the Indian Subsidiary exceeding $100,000;

(vi) (A) sell, lease, transfer or otherwise dispose of any Purchased Contracts or, except in the Ordinary Course of Business, any other Acquired Assets or any Properties of the Indian Subsidiary to the extent the book value of such Acquired Assets and/or Properties would exceed $100,000 individually or in the aggregate, or (B) mortgage, pledge, encumber, or impose or suffer to be imposed any material Liens (other than Permitted Liens) on, or license or lease, any material Acquired Assets or, in the case of the Indian Subsidiary, its Properties;

(vii) (A) enter into material Contracts with respect to the Mortgage Business, except Contracts made in the Ordinary Course of Business or Contracts not reasonably expected to require the payment by a Seller of more than $1,000,000 in the aggregate in any year or (B) amend or modify, in each case in any material respect, terminate (partially or completely), grant any material waiver or give any material consent under, any material Contract with respect to the Mortgage Business, except in the Ordinary Course of Business;

(viii) other than in the Ordinary Course of Business, cancel or compromise any debt or claim, or waive, or commit to waive or release any right, in an amount exceeding $10,000 in respect of any individual Purchased Loan;

(ix) breach or default under, in each case in any material respect, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a material breach of, or default under, any term or provision of any material Contract or License relating to the Mortgage Business;

(x) (A) with respect to the Indian Subsidiary, acquire (by merger, amalgamation, consolidation, acquisition of equity securities or assets, or other business combination) any corporation, partnership, limited liability company or other business organization or division thereof, or (B) acquire any amount of assets other than (1) any Mortgaged Property pursuant to the administration of Purchased Loans in the Ordinary Course of Business and in accordance with the applicable internal policies of the Sellers and the Indian Subsidiary or (2) any Properties in the Ordinary Course of Business or (3) any Properties acquired as a result of any foreclosure, deed-in-lieu of foreclosure or the exercise of other remedies with respect to any Purchased Contract;

(xi) with respect to the Indian Subsidiary, (A) issue any debt securities, or (B) incur, assume or guarantee, or agree to incur, assume or guarantee, any indebtedness for borrowed money, other than (1) pursuant to existing letters of credit or guarantees of letters of credit or (2) in the Ordinary Course of Business from any of its Affiliates; provided that all such Indebtedness to Affiliates shall be satisfied or released prior to the Closing;

(xii) adopt a plan of complete or partial liquidation, arrangement, dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Indian Subsidiary;

(xiii) make any material amendment to any Purchased Contract;

(xiv) change any method of accounting or any accounting policy, except as may be required by applicable Law or GAAP;

(xv) make any material change in the tax accounting policies or procedures pursuant to which Purchased Contracts entered into by any of the Sellers or the Indian Subsidiary are characterized for tax purposes;

(xvi) with respect to the Indian Subsidiary, (A) make, change or revoke any Tax election of the Indian Subsidiary, settle or compromise any Tax claim or liability of the Indian Subsidiary, or change (or make a request to any taxing authority to change) any material aspect of the Indian Subsidiary’s method of accounting for Tax purposes, or (B) prepare or file any material Tax Return of the Indian Subsidiary (or any amendment thereof) unless such Tax Return shall have been prepared in a manner consistent with past practice (unless otherwise required by applicable Law);

(xvii) with respect to the Indian Subsidiary, assume, guarantee, endorse or otherwise agree to become responsible for payment or performance obligations of any other Person;

(xviii) except in connection with or under any Mortgage Program, acquire from any third party any portfolio of Purchased Loans;

(xix) deviate from or change in any material respect, its standard forms of documentation used in or by the Mortgage Business;

(xx) enter into any other material agreements, commitments or Contracts with respect to the Mortgage Business or the Indian Subsidiary, except agreements, commitments or Contracts made in the Ordinary Course of Business;

(xxi) (A) increase in any material respect the compensation payable or to become payable to any Business Employee, or (B) increase the coverage or benefits available under any (or create any new) Benefit Plan, other than, in the case of clauses (A) and (B), (1) in the Ordinary Course of Business, (2) as required by applicable Laws, or (3) as contemplated by this Agreement;

(xxii) settle, release or forgive any material Legal Proceedings relating to the Acquired Assets, Assumed Liabilities or Properties of the Indian Subsidiary;

(xxiii) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers of the Mortgage Business or the Indian Subsidiary without the prior approval of Purchaser, except for communications in the Ordinary Course of Business that do not relate to the transactions contemplated by this Agreement;

(xxiv) sell, dispose of, or lease the Horsham Premises or the Leased Premises; or

(xxv) enter into an agreement or commitment (other than as specifically contemplated by this Agreement) to do any of the things prohibited by the preceding clauses (i) through (xxiv) of this Section 5.1(b).

(c) Except as required by Law or the Mortgage Program Sponsors, between the date of this Agreement and the Closing, the Sellers (i) shall not (with respect to the Mortgage Business) change in any material respect its credit, pricing policies or collateral eligibility standards or credit quality classifications and (ii) shall approve credit applications with respect to the Mortgage Banking Business in compliance, in all material respects, with standards of evaluating, originating, underwriting and funding new business applied in the Ordinary Course of Business.

(d) The Sellers shall provide Purchaser promptly with copies of any notices sent to or received from any Governmental Authority, or relating to the failure or cessation of service, or litigation in connection with the Horsham Premises or the Leased Premises.

SECTION 5.2.   Access to Information.

(a) Between the date of this Agreement and the Closing Date, upon reasonable notice and at reasonable times without significant disruption to the businesses of the Sellers or the Indian Subsidiary, the Sellers will give, and Parent will cause the Indian Subsidiary to give, the Purchaser and its Representatives reasonable access to all offices, properties, facilities, personnel, books and records, Contracts, and documents of or pertaining to the Mortgage Business (and shall provide the Purchaser with reasonable access to Business Employees), and will permit the Purchaser to make and will fully cooperate with regard to such inspections as it may reasonably require.  The Purchaser will treat and hold all information it receives from either of the Sellers or the Indian Subsidiary in the course of the reviews contemplated by this Section 5.2 as Confidential Information and will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Sellers or the Indian Subsidiary, as applicable, all tangible embodiments (and all copies) of the Confidential Information that are in its possession.

(b) Following the Closing, each Party shall afford the other Party and its Representatives during normal business hours, reasonable access to the Mortgage Business Books and Records in its possession with respect to periods on or prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting Party in connection with (i) compliance with the requirements of Law or any Governmental Authority or Mortgage Program Sponsor, (ii) any actual or threatened Legal Proceedings, (iii) the calculation of the Adjustment Amount, the Accruals, the Retention Adjustment Amount, the Servicing Adjustment Amount or the June Data Tape Adjustment Amount (or the confirmation or the resolution of any dispute in respect of the calculation thereof) in accordance with Section 2.4, or (iv) amounts payable and the calculations of the amounts under the DUS Note, the Dynex Fannie Mae Note, the Dynex Freddie Mac Note.  Further each Party agrees for a period extending three (3) years after the Closing Date (or for such longer period as such Party is required to keep books, records and other data under Law) not to destroy or otherwise dispose of any such books and records unless such Party shall first offer in writing to surrender such books, records and other data to the other Parties and such other Parties shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made.

(c) If, in order to properly prepare its financial statements and/or any documents or reports required to be filed with any Governmental Authority or Mortgage Program Sponsor, or to fulfill its obligations hereunder, it is necessary that a Party be furnished with additional information, documents or records relating to the Mortgage Business not referred to in subsection (b) above, and such information, documents or records are in the possession or control of any other Party, such other Party shall use its commercially reasonably efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient’s reasonable request and out of pocket cost and expense.  Any information obtained by either Party in accordance with this paragraph shall be treated as Confidential Information and held confidential by such Party in accordance with Section 5.8 and Section 5.10.

SECTION 5.3.   All Reasonable Efforts.  Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable under applicable Laws and this Agreement to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including satisfaction of the Closing conditions set forth below, and shall not take or fail to take any commercially reasonable action that could reasonably be expected to result in the non-fulfillment of any such Closing conditions.  Without limiting the generality of the foregoing, the Parties agree to commence promptly following the execution and delivery of this Agreement such commercially reasonable efforts with respect to obtaining all Required Consents and Licenses, including those described in Section 5.4, necessary to satisfy such Closing conditions.  If at any time after the Closing any further commercially reasonable action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the Parties shall take all such necessary action without further consideration.

SECTION 5.4.   Consents and Approvals; Purchased Contracts.

(a) The Parties will each cooperate with one another and use all commercially reasonable efforts to, promptly following the execution and delivery of this Agreement, prepare all necessary documentation (including furnishing all information required under the HSR Act or by the Mortgage Program Sponsors), to give any notices to, to effect promptly all necessary filings and to obtain all necessary Licenses, consents, approvals, Orders and authorizations of, or any exemptions by, all third parties, Governmental Authorities and Mortgage Program Sponsors necessary to consummate the transactions contemplated by this Agreement or the other Transaction Documents or otherwise reasonably required in connection therewith.  Without limiting the generality of the foregoing, each of the Parties will file any notification and report forms and related material that it may be required to file with the Federal Trade Commission and the DOJ under the HSR Act, will use all commercially reasonable efforts to obtain a waiver from the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith, and comply at the earliest practicable date with any request of additional information received from the Federal Trade Commission or the Antitrust Division of the DOJ pursuant to the HSR Act.  Each Party will keep the other Parties apprised of the status of any inquiries made of such Party by the Mortgage Program Sponsors or any Governmental Authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby.

(b) At the Closing, effective as of the Closing Date, the Sellers shall assign to the Purchaser all of their rights and obligations (to the extent constituting Acquired Assets and Assumed Liabilities, respectively) under the Purchased Contracts.  Notwithstanding the foregoing, to the extent that any Purchased Contract is not assignable without the consent of a third party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof or a default thereunder.  The Sellers and the Purchaser shall use commercially reasonable efforts to obtain the consent of such third parties to the assignment of any such Purchased Contract to the Purchaser in all cases in which such consent is or may be required for such assignment.

(c) For purposes of this Agreement (including Section 5.3 and this Section 5.4), neither “commercially reasonable efforts” nor “commercially reasonable actions” shall require the payment of any fees or financial accommodations other than (i) customary regulatory filing fees and (ii) fees or financial accommodations specifically required by this Agreement (including Sections 5.4(g)(i) and 10.4) or any Transaction Document.

(d) If any such necessary Licenses, consents, approvals, Orders and authorizations of, or any exemptions by, all third parties, Governmental Authorities and Mortgage Program Sponsors shall not be obtained by the Closing, the Sellers and the Purchaser shall cooperate in any reasonable arrangement designed to provide for the Purchaser (i) the ability to use the Licenses of Sellers to conduct the Mortgage Business in the same manner and to the same extent as the same was conducted prior to the date of this Agreement (taking into account the services provided by Sellers under the Transition Services Agreement) and (ii) the benefits and obligations intended to be assigned to and assumed by the Purchaser under the relevant Purchased Contract or License, including enforcement for the account of the Purchaser (and at the Purchaser’s expense) of any and all rights of the Sellers against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise, provided that no such arrangement shall be deemed to satisfy the conditions to the obligations of the Purchaser under this Agreement set forth in Sections 6.1(g) and (i).

(e) Following the Closing, in the event any amount due under a Purchased Contract or otherwise to a Party in accordance with the terms of this

Agreement or the other Transaction Documents is paid to another Party, such other Party shall promptly remit such amount to the Party to which such amount was due.

(f) In the event of any Insolvency Proceeding in respect of any Seller following the date of this Agreement, the Sellers shall use commercially reasonable efforts to seek all required approvals, including the Bankruptcy Court Order, from the applicable bankruptcy court of the transactions contemplated by this Agreement and the other Transaction Documents.  The Purchaser agrees that it will promptly take such actions as are reasonably requested by the Sellers to assist in obtaining such required approvals.

(g) Purchaser agrees and acknowledges that Sellers and/or their Affiliates are parties to Contracts for products, materials and/or services that are used and/or sold by or provided both to the Mortgage Business and to other businesses (the “Remaining Business”) of Sellers and/or their Affiliates not included in the Mortgage Business (collectively, the “Straddle Contracts”).  The Straddle Contracts that will be included in the Purchased Contracts (including those Purchased Contracts relating to the Purchased IT Systems) and assigned to Purchaser are designated with a “…” on the applicable Sections of the Disclosure Schedules (the “Purchased Straddle Contracts”).  The Straddle Contracts that are not included in the Purchased Contracts and will not be assigned by Sellers or their Affiliates to Purchaser are listed on Section 5.4(g) of the Sellers Disclosure Schedule (collectively, the “Retained Straddle Contracts”).  Purchaser, in the case of the Purchased Straddle Contracts, and Sellers and their Affiliates, in the case of the Retained Straddle Contracts, shall each use their respective commercially reasonable efforts to take such commercially reasonable actions as may be reasonably requested by the other party (the “Seeking Party”), and to otherwise cooperate with such Seeking Party, in connection with such Seeking Party’s efforts to enter into a separate agreement (or, with the mutual agreement of the parties, an amendment) with the other party or parties to any Straddle Contract (each such party, a “Vendor”) with respect to the products, materials and/or services covered by such Straddle Contract as they relate to or are used by the Mortgage Business, in the case of the Retained Straddle Contracts, or the Remaining Business, in the case of the Purchased Straddle Contracts.  To the extent the Seeking Party is not able to enter into a separate agreement, or the parties are unable to enter into a mutually agreeable amendment, with any Vendor with respect to the products, materials and/or services covered by a Straddle Contract, including with respect to Straddle Contracts for which products, materials and/or services are included in the Services (as defined in the Transition Services Agreement), the Purchaser, in the case of the Purchased Straddle Contracts, or the Seller, in the Case of the Retained Straddle Contracts, shall, for a period not to exceed twelve (12) months following the Closing Date, use commercially reasonable efforts to provide the Seeking Party with the rights and benefits under such Straddle Contract to the same extent the Mortgage Business (in the case of the Retained Straddle Contracts) or the Remaining Business (in the case of the Purchased Straddle Contracts) enjoyed those rights and benefits prior to the Closing (whether under the Transition Services Agreement or otherwise), including obtaining such products, materials and/or services from the Vendor on behalf of the Seeking Party under each Straddle Contract on the same terms as in effect as of the Closing (subject to the Seeking Party’s agreement to bear, and bearing of, the related costs, burdens and obligations of such Straddle Contract associated with obtaining such rights and benefits for the account of the Seeking Party); provided, however, that the Sellers, on the one hand, and the Purchaser, on the other hand, shall (i) each pay or satisfy fifty percent (50%) of the consent, sublicening, assignment and other one-time fees and costs incurred by Purchaser (in the case of the Purchased Straddle Contracts) or the Sellers and their Affiliates (in the case of the Retained Straddle Contracts) in connection with the foregoing, and (ii) comply with all of the terms and conditions of each Straddle Contract (as applicable) as if the Seeking Party were a party thereto to the extent required for the applicable Purchaser (in the case of the Purchased Straddle Contracts) or the Sellers and their Affiliates (in the case of the Retained Straddle Contracts) to maintain the applicable Straddle Contract and to procure the goods and/or services on behalf of the Seeking Party under each such Straddle Contract.

(h)   (i) Pursuant to the rights granted to Capmark Finance under Section 9.3 of the Contribution Agreement (as hereinafter defined), Capmark Finance shall and hereby does, subject to the occurrence of the Closing, transfer to Purchaser and its Affiliates a continuing perpetual, non-exclusive, non-transferable, unlimited use and unlimited user and user type, non-assessable, irrevocable (except in the case of a material breach by Purchaser of this Agreement), worldwide, fully-paid, non-sublicensable, multi-site and enterprise-wide license (and sublicense with respect to third party software) to:  (a) use the Software (as defined below) and the related documentation in the operation of the businesses of Purchaser and its Affiliates, including to provide imaging services to third party customers of Purchaser and its Affiliates; (b) at no additional cost, to transfer to, and operate the Software on, a different operating system and/or on different equipment in connection with the permitted used described in the preceding clause (a); (c) make as many copies of the Software and related documentation as Purchaser deems necessary for production, testing, disaster recovery, disaster recovery testing, backup, training and education, development and archival purposes, without expanding the permitted uses described in the preceding clause (a); and (d) modify and adapt the Software, and to combine the Software with third party software products, provided that such modified, adapted and combined versions of the Software or derivative works created thereby are used within the businesses of Purchaser and its Affiliates.  Without limiting the generality of the foregoing the term “enterprise-wide” shall mean the right to use the Software within the entire spectrum of business and operational activities relating to the businesses of Purchaser and its Affiliates, now and in the future, directly or indirectly.  “Software” as used in this Section 5.4(h) shall mean the Software (as such term is defined in the Contribution Agreement) assigned to Epitome Systems, Inc. (f/k/a Business Process Technologies, Inc.) (“Epitome”) pursuant to that certain Asset Contribution Agreement dated as of October 30, 2003 by and between Epitome Systems, Inc. (f/k/a Business Process Technologies, Inc.) and Capmark Finance, Inc. (f/k/a GMAC Commercial Mortgage Corporation), as amended (the “Contribution Agreement”), including any enhancements thereto as to which Seller has the right to license, in both object and source code, and shall include any and all tools, utilities, monitoring software and other items used by Epitome to support and maintain the foregoing Software.  Purchaser and its Affiliates acknowledge and agree that the license transferred herein shall at all times be subject to the Covenant Not to Compete set forth in Section 9.1 of the Contribution Agreement.  Notwithstanding anything herein to the contrary, (x) Purchaser acknowledges and agrees that Capmark Finance will also retain its license to the Software as provided for in the Contribution Agreement, and (y) the license to Purchaser and its Affiliates shall be independent of the license to Capmark Finance and shall not terminate upon any termination of the license to Capmark Finance.

(ii)           Capmark Finance expressly waives and disclaims any right or remedy it may have to de-install or disable the Software or any portion thereof without due process of law.  Furthermore, Capmark Finance represents and warrants that it will not knowingly (which, for purposes herein, shall include any publicly known Disabling Codes in which there are patches or fixes to correct or ameliorate such Disabling Codes) or intentionally incorporate or transmit to Purchaser any virus, timer, clock, counter, time lock, time bomb, Trojan horse, worm, file infector, boot sector infector or other limiting design, instruction or routine including surveillance software or routines or data gathering or collecting software or devices that could, if triggered, erase data or programming, collect data in a surveillance or other capacity, have an adverse impact on the Software, or cause the Software to become inoperable or otherwise incapable, in whole or in part, of being used in the full manner for which the Software was intended to be used (a “Disabling Code”), including any limitations that are triggered by, as applicable: (a) the Software being used or copied a certain number of times, or after the lapse of a certain period of time; (b) the Software being installed on or moved to a central processing unit or system that has a serial number, model number or other identification different from the central processing unit or system on which the Software originally was installed; or (c) the occurrence or lapse of any similar triggering factor or event.  If Capmark Finance introduces a Disabling Code into the Software in breach of this warranty, at its sole cost and expense, Capmark Finance shall, as applicable: (1) take all steps necessary to test for the presence of Disabling Codes; (2) furnish to Purchaser a new copy of the Software without the presence of Disabling Codes; (3) install and implement such new copy of the Software at Purchaser; and (4) restore any and all imaged and other data and programming lost by Purchaser as a result of such Disabling Code.  Capmark Finance makes no other representations or warranties, whether express, implied or statutory, regarding or relating to any of the Software or otherwise regarding or relating to this Agreement, including any implied warranties of merchantability, fitness for a particular purpose or non-infringement.

(iii)           The Sellers will use commercially reasonable efforts to cooperate and cause Epitome to execute a license agreement for the Software with Purchaser containing commercially reasonable terms and conditions.  Notwithstanding anything herein to the contrary, the terms and conditions of this Section 5.4(h) shall be effective as of the Closing, and shall not be diminished or affected in the event Purchaser and Epitome fail to enter into such license agreement.

SECTION 5.5.   Public Announcements.  At all times at, before and after the Closing, the Purchaser and the Sellers will consult with each other and will mutually agree (the agreement of each Party not to be unreasonably withheld) upon the content and timing of any press release or other public statements (including statements and releases to employees) with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except (a) as may be required by any Party by applicable Law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations or (b) as part of any communications or disclosures necessary to implement the provisions of this Agreement, including the making of any required filings with (or participating in meetings with) any Governmental Authority; provided, however, that the Purchaser and the Sellers will give prior notice to the other Party of the content and timing of any such press release or other public statement required by applicable Law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations, or communications or disclosures under the preceding clause (b).  Each Party will also obtain the other Party’s prior approval (such approval not to be unreasonably withheld) of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

SECTION 5.6.   Disclosure Supplements.  From time to time prior to the Closing, the Sellers will supplement or amend the Disclosure Schedule with respect to any matter which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule which has been rendered inaccurate by an event occurring after the date of this Agreement; provided that, except to the extent expressly provided in Section 2.2(e), the delivery by Sellers of any supplement, amendment or notice pursuant to this Sections 5.6 or 5.13 shall not be effective to (a) limit or otherwise modify or affect (i) the representations or warranties of the Sellers, (ii) the conditions to the obligations of the Purchaser hereunder or (iii) the remedies available hereunder to the Purchaser, or (b) increase or expand the Assumed Liabilities from what they would have been prior to any such supplement, amendment or notice.

SECTION 5.7.   Employee Benefit Matters.

(a) Employees.  The Purchaser agrees to offer employment to each of the employees of the Sellers and their Affiliates (other than the Indian Subsidiary) who provides services exclusively or primarily with respect to the Mortgage Business and who is listed on Section 5.7(a) of the Sellers Disclosure Schedule (each, a “Business Employee”), for employment with the Purchaser or its Affiliates effective on the Closing Date.  Each such offer shall be made no later than ten (10) days prior to the Closing Date, and shall provide for (i) base salary and retention bonus opportunity which are no less favorable as the respective Base Salary Amount and unpaid Retention Bonus Amount for such Business Employee and (ii) benefits under employee benefit plans that are comparable in the aggregate to those currently provided by the Sellers to the Hired Employees based on the aggregate cost of such benefits to any particular Seller with respect to the Hired Employees as of the Closing Date (the “Purchaser Plans”).  The terms and conditions of each such offer shall not require additional service or performance conditions beyond those required under the terms of each Hired Employee’s existing agreement; provided, however, that Purchaser may adjust its offer in any respect that it deems necessary or appropriate in order to comply with code Section 409A, in its sole discretion.  The Purchaser shall include in any such offer of employment a provision to the effect that acceptance of such offer shall constitute a resignation of employment with the Sellers and their Affiliates effective immediately before the Closing Date without any obligation on the part of any of the Sellers or their Affiliates to provide Retention Bonus Amounts to the accepting Business Employee under a Benefit Plan or otherwise in connection with such Business Employee’s termination of employment with the Sellers.  The Sellers and the Purchaser shall reasonably cooperate so that the Purchaser can fulfill its obligations under this Section 5.7(a).  Each Business Employee that accepts an offer of employment with the Purchaser pursuant to this Section 5.7(a) shall be deemed a “Hired Employee.  The Purchaser and the Sellers agree to reasonably cooperate to provide such information (including information relating to co-payments, deductibles and out-of-pocket expenses for health benefits provided to Hired Employees) and work in good faith to effectuate an orderly and efficient transition of benefits (including welfare benefits) provided to the Hired Employees on and following the Closing Date.  Nothing in this Section 5.7 shall require the continuation by the Sellers or the Purchaser of any particular benefit plan or program.

(b) If a Hired Employee is employed by the Purchaser on the date prior to such Hired Employee’s unpaid Retention Bonus Amount becoming payable to such Hired Employee pursuant to the terms and conditions applicable to such Retention Bonus Amount, the Purchaser shall be obligated to pay to such Hired Employee such Hired Employee’s unpaid Retention Bonus Amount when due and payable as set forth on Schedule 1.1(ix).  If the Purchaser shall fail to pay a Hired Employee’s full unpaid Retention Bonus Amount pursuant to the preceding sentence or any portion of such Retention Bonus Amount is forfeited or ceases to be payable for any reason, the Purchaser shall reimburse the Sellers for 56.7% of such unpaid portion of the Retention Bonus Amount applicable to such Hired Employee within thirty (30) days after the due date of such payment; provided that such reimbursement need not be made until the Retention Adjustment Amount becomes binding upon the Parties pursuant to Section 2.4.

(c) 401(k) Plan.  The Purchaser agrees to take such actions as may be necessary, effective no later than ninetieth (90th) day following the Closing Date, to permit the Hired Employees to make a directed transfer or a rollover of a distribution (including in each case outstanding loan balances) from the Sellers’ 401(k) plan to the Purchaser’s 401(k) plan.

(d) Service.  The Purchaser shall recognize and provide credit for, and cause its Affiliates and any Purchaser Plan (including any such plans or arrangements providing vacation, paid time off, sick pay, severance, disability or retirement benefits but excluding, in any event, any equity incentive plans or arrangements) to recognize and provide credit for, all service of each Hired Employee with the Sellers and its subsidiaries and their respective predecessors prior to the Closing Date for purposes of eligibility and vesting under such Purchaser Plan to the extent past service was recognized for such Hired Employee under the comparable plans of any Seller immediately prior to the Closing.  Notwithstanding the foregoing, nothing in this Section 5.7(d) shall be construed to require crediting of service that would result in duplication of benefits.

(e) Vacation.  Effective as of the Closing Date, the Purchaser shall assume and honor, or cause its Affiliates to honor, the vacation and paid time off of the Hired Employees with respect to service with the Sellers or their Affiliates as of immediately prior to the Closing Date.  The Purchaser shall indemnify and hold harmless each Seller and its or their Affiliates from and against any Liabilities with respect to such accrued vacation or accrued time off (and any related payment obligation of the Sellers or their Affiliates), resulting directly or indirectly from the termination of employment of a Hired Employee on or after the Closing Date.

(f) Spending Accounts.  Effective as of the Closing Date, the Purchaser shall assume, honor and be solely responsible for the Hired Employees’ elections for the calendar year in which the Closing Date occurs with respect to the healthcare spending account and the dependent care flexible spending account (the “Spending Accounts”) under the Benefit Plans.  In the event that, as of the Closing Date, the aggregate amount withheld by the Sellers or their Affiliates from the Hired Employees’ compensation with respect to the Spending Accounts during the calendar year in which the Closing Date occurs exceeds the amount reimbursed to the Hired Employees in such calendar year, the Sellers shall remit the amount of the excess to the Purchaser promptly following the Closing Date.  In the event that, as of the Closing Date, the aggregate amount withheld by the Sellers or their Affiliates from the Hired Employees’ compensation with respect to the Spending Accounts during the calendar year in which the Closing Date occurs is less than the amount reimbursed to the Hired Employees in such calendar year, the Purchaser shall remit to the Sellers the amount of such unfunded reimbursements promptly following the Closing Date.

(g) WARN.  The Purchaser shall indemnify and hold the Sellers harmless from, and none of the Sellers shall have any responsibility with respect to, any Liabilities arising under the Worker Adjustment and Retraining Notification Act of 1988 and similar state and local rules, statutes and ordinances (collectively, “WARN”) as a result, in whole or in part, of any terminations of employment of Business Employees occurring on or following the Closing Date.  The Sellers shall indemnify and hold the Purchaser harmless from, and the Purchaser shall not have any responsibility with respect to, any Liabilities arising under WARN resulting from any actions taken by either Seller prior to the Closing (determined without regard to any employment terminations occurring on the Closing Date or thereafter).

(h) Third Party Beneficiaries.  Nothing contained in this Section 5.7 shall (i) give any Person who is not a party to this Agreement any right to enforce the provisions of this Agreement, including this Section 5.7, (ii) be construed as an amendment of any Benefit Plan or Non-U.S. Benefit Plan, or (iii) confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

SECTION 5.8.   Confidentiality.

Each Party that is a Recipient will hold, and will cause its Affiliates and Representatives to hold, all Confidential Information in strict confidence from any other Person (other than any such Affiliate or Representative).  Notwithstanding the foregoing, a Recipient may disclose Confidential Information to the extent (a) necessary to obtain any License, approval, consent or waiver required or reasonably desired in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, (b) consented to in writing by the Disclosing Party prior to such disclosure, (c) required by Law, (d) in connection with the preparation or filing of, or statement, report, notice or notification to (whether oral or written), any Governmental Authority, including, any state or Federal banking authority or regulator, the IRS, the Securities and Exchange Commission, the Financial Industry Regulatory Authority and any state securities commission, (e) to any lender or financing source in connection with any financing, or (f) necessary in connection with any Legal Proceeding in respect of this Agreement, the transactions contemplated by this Agreement, or in defending or asserting any claim or Legal Proceeding relating to the Mortgage Business.

In the event the transactions contemplated hereby are not consummated, upon the request of a Disclosing Party, the Recipient will, and will cause its Affiliates and Representatives to, promptly (and in no event later than five (5) Business Days after such request) redeliver or, at its option, destroy, or cause to be redelivered or, at its option, destroyed, all written Confidential Information furnished by another Party in connection with this Agreement or the transactions contemplated hereby, and, except to the extent required to retain copies of such documents and information pursuant to any Party’s regular document retention procedures and practices, destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

SECTION 5.9.   Control of Business.  Except as otherwise set forth in this Agreement, the Purchaser acknowledges on behalf of itself and its Affiliates and their respective directors, officers, employees, Affiliates, agents, Representatives, successors and assigns that the operation of the Mortgage Business remains in the dominion and control of the Sellers until the Closing and that none of the foregoing Persons will provide, directly or indirectly, any directions, orders, advice, aid, assistance or information to any director, officer or employee of either of the Sellers or the Indian Subsidiary or solicit or request, directly or indirectly, any information relating to the Mortgage Business from any director, officer or employee of the Seller or the Indian Subsidiary, except as specifically contemplated or permitted by this Agreement or as otherwise consented to in advance by an authorized officer of a Seller.

SECTION 5.10.   Non-Solicitation; Additional Confidentiality Provisions.

(a) From the Closing Date until the third (3rd) anniversary of the Closing Date, the Sellers shall not (and shall cause their respective Affiliates not to) directly or indirectly cause, solicit, induce or encourage any employees of the Indian Subsidiary or the Mortgage Business to leave such employment or hire, employ or otherwise engage any such individual, provided that nothing in this paragraph (a) shall prohibit the Sellers from soliciting or hiring any employee of the Indian Subsidiary or the Mortgage Business that is responding to a job opportunity advertisement directed to the general public rather than targeting employees of the Indian Subsidiary or the Mortgage Business.

(b) From the date of this Agreement until the Closing Date, the Purchaser and the Sellers shall not directly or indirectly cause, solicit, induce or encourage any employees of the Sellers, the Indian Subsidiary or the Mortgage Business to leave such employment, provided that nothing in this paragraph (b) shall prohibit the Purchaser from soliciting Business Employees in connection with offers of employment commencing on or after the Closing Date or from soliciting or hiring any employee that is responding to a job opportunity advertisement directed to the general public rather than targeting employees of the Sellers, the Indian Subsidiary or the Mortgage Business.

(c) From the Closing Date until the third (3rd) anniversary of the Closing Date, the Purchaser shall not directly or indirectly cause, solicit, induce or encourage any employees of the Sellers to leave such employment or hire, employ or otherwise engage any such individual, provided that nothing in this paragraph (c) shall prohibit the Purchaser from soliciting or hiring Business Employees in connection with offers of employment commencing on or after the Closing Date or from soliciting or hiring any employee of the Sellers that is responding to a job opportunity advertisement directed to the general public rather than targeting employees of the Sellers.

(d) Notwithstanding anything to the contrary in this Agreement:

(i) The Sellers shall not (and shall cause their respective Affiliates, directors, officers, employees and representatives not to), directly or indirectly, disclose, reveal, divulge or communicate to any Person any Mortgage Business Confidential Information (as defined below) except to the extent, if any, such disclosure is required by applicable Law or in connection with performing its obligations under this Agreement, including obtaining any consents or approvals (provided that in the event disclosure is required by applicable Law, the Sellers shall, to the extent possible, provide the Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order).  For purposes of this Section, “Mortgage Business Confidential Information” means any information with respect to the Mortgage Business (including methods of operation, customers, customer lists, fees, costs, know-how, plans, Contracts, and servicing files); provided that Sellers shall not be prohibited under this paragraph from disclosing any of the foregoing information to the extent that it (A) is generally available to the public on the date of this Agreement or (B) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

(ii) Restrictions imposed on the Purchaser under this Agreement with respect to disclosure of Mortgage Business Confidential Information shall terminate at the Closing.

(e) The Parties acknowledge and agree that any remedy at Law for any breach of the provisions of this Section 5.10 may be inadequate, and hereby consent to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provision may be effectively restrained.

SECTION 5.11.   Non-Competition.  From the Closing Date until the third (3rd) anniversary of the Closing Date, the Sellers shall not own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, that is engaged, directly or indirectly, in the business of (a) soliciting, originating, underwriting, financing, refinancing and brokering Mortgage loans for sale to Mortgage Program Sponsors under the Mortgage Programs transferred to the Purchaser as part of the Acquired Assets or (b) acting as “primary servicer,” “master servicer, ” “special servicer” or “sub-servicer” in respect of Mortgage loans (any such business referred to under clause (a) or (b), a “Restricted Business”); provided, however, that the restrictions contained in this Section 5.11 shall not restrict (i) the Sellers from acting as a “special servicer” on a contract basis for Mortgage loans not involving the direct servicing of Mortgage loans for third party Securitizations or Mortgage Program Sponsors under the Mortgage Programs transferred to the Purchaser as part of the Acquired Assets, (ii) any activities of Capmark Bank, (iii) the Sellers from engaging in servicing (A) any Mortgage loans held by any Seller or any Affiliate of any Seller or for which any Seller or any such Affiliate acts as agent, or (B) any third party mortgage loans under programs and arrangements currently conducted by any Seller or any Affiliate of any Seller other than the Servicing Agreements, including New Markets Tax Credits, military housing, and affordable housing mortgage loans or bonds related to the low income housing tax credit business (for purposes of this clause (iii), the term “Affiliate” shall not include any Person that Controls Parent or any Person (other than Sellers and any Person Controlled by any Seller) Controlled by such Person), (iv) any third party who acquires any Seller or Affiliate of the Sellers by way of a merger, consolidation, combination with, or acquisition of a material portion of the Properties of a Seller or (v) the acquisition by the Sellers and their respective Affiliates of (in the aggregate) less than 2% of the outstanding capital stock of any publicly traded company engaged in a Restricted Business.  The Parties acknowledge and agree that any remedy at Law for any breach of the provisions of this Section 5.11 may be inadequate, and hereby consent to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provision may be effectively restrained.

SECTION 5.12.   Tax Matters.

(a) Sales, Transfer and Similar Taxes.  All sales, use, transfer, stamp, registration, value added and similar Taxes, and any conveyance fees and recording and similar charges, incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be paid by the Sellers.  The Sellers shall be responsible for preparing and timely filing all Tax Returns required to be filed with respect to Transfer Taxes.

(b) Prorations.  The Sellers shall bear all property and ad valorem tax liability with respect to the Acquired Assets if the lien or assessment date arises prior to the Closing Date irrespective of the reporting and payment dates of such taxes.  All other real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes and fees on the Acquired Assets for taxable periods beginning before, and ending after, the Closing Date, shall be prorated between the Purchaser and the Sellers as of the Closing Date.  The Sellers shall be responsible for all such taxes and fees on the Acquired Assets accruing during any period up to and including the Closing Date.  Purchaser shall be responsible for all such taxes and fees on the Acquired Assets accruing during any period after the Closing Date.  With respect to Taxes described in this paragraph (b), the Sellers shall timely file all Tax Returns due before the Closing Date with respect to such Taxes and Purchaser shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes.  If one party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this paragraph (b) and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.

(c) Cooperation on Tax Matters.  Purchaser and each of the Sellers shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Acquired Assets, the Assumed Liabilities or the Mortgage Business as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding or matter relating to Tax.

SECTION 5.13.   Notice and Cure.  The Purchaser and the Sellers shall notify the other in writing of, and shall use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to such Party, occurring after the date of this Agreement, that causes or shall cause any covenant or agreement of such Party under this Agreement to be breached or that renders or shall render untrue any representation or warranty of such Party contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance.

SECTION 5.14.   Names and Mark; Name Changes.

(a) The Purchaser acknowledges and agrees that it does not have any rights in or to any marks or names owned by the Sellers incorporating, utilizing or otherwise including the name or trademark “CAPMARK”; any logos associated with CAPMARK owned by the Sellers; and all related trademarks or any derivations or formatives thereof, or any trademarks confusing similar thereto (the “Marks”) and, following the Closing Date (other than as permitted by this Section 5.14) the Purchaser shall not be granted by Sellers any right, title or interest in and to, or right to use, the Marks or any marks or names confusingly similar thereto.

(b) The Purchaser covenants that for so long as Sellers utilize (or their successors utilize or license the utilization of) the Marks, it will not adopt, use or register or authorize others to adopt, use or register, any trade names, trademarks, service marks or Internet domain names consisting of or incorporating the Marks or any marks, names or Internet domain name confusingly similar thereto.  Promptly following the Closing Date, the Purchaser shall take all action necessary or appropriate to change the name of the Indian Subsidiary so that it no longer refers to “Capmark” or “CapMark”.

(c) As soon as practicable after the Closing Date, each of the Sellers and the Purchaser agree to take all such actions as are reasonably required to change the named party on documents related to the applicable Servicing Agreements that are currently in the name of a Seller, in its capacity as Servicer, to the name of the Purchaser, including changing the name on all applicable financing statements and insurance policies, and cease all other use of the Marks.

(d) Subject to the terms and conditions of this Agreement, Sellers hereby grant to Purchaser, for a period of up to six (6) months immediately following the Closing Date, a non-exclusive, non-transferable, royalty-free, fully paid up, transitional license, with no right to sublicense, to use the Marks solely for use on or in connection with the transition of the Mortgage Business to the Purchaser as described in Section 5.14(e), it being understood that the quality of the services provided by the Purchaser in connection with the Marks shall be of a quality at least consistent with the quality of the services provided by the Sellers prior to the Closing Date.  Purchaser shall not, except as specifically permitted in this Agreement or approved in advance by Sellers, use the Marks or give consent to the use of the Marks to any other Person for any reason or in any manner.

(e) For a period of up to six (6) months immediately following the Closing Date, Purchaser may continue to use materials bearing the Marks in the form that they are existing as of the Closing Date, including the following items: (a) mortgage agreements, purchase orders, agreements of sale, warranties, indemnifications, invoices and other similar documents of a contractual nature; (b) stationery, business cards, promotional brochures, and other similar correspondence and (c) equipment, vehicles and signage; provided that Purchaser shall not be obligated to remove the Marks from any mortgage agreements, purchase orders, agreements of sale, warranties, indemnifications, invoices and other similar documents of a contractual nature in effect as of the Closing Date.

(f) The Parties acknowledge and agree that any remedy at Law for any breach of the provisions of this Section 5.14 may be inadequate, and hereby consent to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provision may be effectively restrained.

SECTION 5.15.   Indian Subsidiary Net Worth.  As of the Closing Date, Sellers shall cause the amount of assets of the Indian Subsidiary to exceed the Liabilities of the Indian Subsidiary (determined in accordance with generally accepted accounting principles in India consistent with the July 31, 2009 balance sheet of the Indian Subsidiary referred to in Section 3.16(b)).

SECTION 5.16.   Capmark Bank Contracts.  Prior to the Closing, the Sellers shall purchase and acquire from Capmark Bank good and valid title (free and clear of any and all Liens) to all of the Advances, Purchased Loans and other Contracts relating to Pipeline Transactions that are held by Capmark Bank (the “Capmark Bank Contracts”).  The representations and warranties of the Sellers contained in this Agreement relating to Advances, Purchased Loans and other Contracts relating to Pipeline Transactions shall be deemed to be made by the Sellers with respect to the Capmark Bank Contracts; provided that those representations and warranties of the Sellers relating to title to the Capmark Bank Contracts shall be deemed to be made only as of the Closing Date.

SECTION 5.17.   Further Assurances.  From and after the Closing, each of the Parties hereto shall from time to time at the other’s request and expense and without further consideration, execute and deliver such other instruments of transfer, conveyance and assignment and take such further action as the other may reasonably require effectively to (i) assign, transfer and convey to the Purchaser, or to perfect or record the Purchaser’s title to or interest in, the Acquired Assets, (ii) assign, transfer and convey to the Purchaser the Acquired Assets and allow the Purchaser to assume the Assumed Liabilities, and (iii) otherwise to carry out the provisions hereof and the transactions contemplated hereby. If any Property that is an Excluded Asset is inadvertently transferred or conveyed by the Sellers to the Purchaser (or is transferred with the Indian Subsidiary), the parties promptly shall cooperate in good faith to determine appropriate means to re-convey such Property to the applicable Seller and shall effect such reconveyance as promptly as practicable thereafter.

SECTION 5.18.   Additional Post-Closing Covenants of the Sellers.  The Sellers shall, after the Closing, deliver to the Purchaser all material communications or notices received by them from any Customer or any other Person relevant to any of the Acquired Assets or Assumed Liabilities (or any of the Properties and Liabilities of the Indian Subsidiary) as soon as reasonably practicable following receipt of the same, including all notices relating to exercise of any purchase option, or arising from or as a result of the titling or security interest filings of any of the Sellers in respect of any of the Acquired Assets and all notices received from any creditor of a Customer.

SECTION 5.19.   Purchased Real Property Leases.  Prior to the Real Property Lease Decision Date (as hereafter defined), the Purchaser shall provide Sellers with a written notice listing each of the Lease Agreements that the Purchaser desires to assume (the “Purchased Real Property Leases”).  The “Real Property Lease Decision Date” means (a) if an Insolvency Proceeding with respect to the Sellers has been commenced prior to the Closing Date, the date that is five (5) Business Days prior to the deadline set by the bankruptcy court for the Sellers to assume or reject the Lease Agreements in such Insolvency Proceeding, and (b) if an Insolvency Proceeding with respect to the Sellers has not been commenced prior to the Closing Date, the date that is five (5) Business Days after the Sellers deliver to the Purchaser the Put Option Exercise Notice.

SECTION 5.20.   Late Charges.  To the extent Purchaser collects, between the Closing Date and the second anniversary of the Closing Date, late charges accrued and unpaid as of the Closing Date with respect to Serviced Loans transferred to Purchaser pursuant to this Agreement, Purchaser shall remit fifty percent (50%) of the amount of such late charges to Parent promptly following the end of the calendar quarter in which such late charges are so collected.

ARTICLE VI
CLOSING CONDITIONS

SECTION 6.1.   Conditions to the Obligations of the Purchaser under this Agreement.  Notwithstanding any exercise of the Put Option, the obligations of the Purchaser under this Agreement shall be subject to the satisfaction (or waiver by the Purchaser), at or prior to the Closing, of the following conditions:

(a) any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated;

(b) the Purchaser shall have received certified copies of the resolutions of the stockholders of each Seller authorizing and approving all of the transactions contemplated by this Agreement and the Transaction Documents;

(c) each of the covenants, agreements and obligations of the Sellers required to be performed by them at or prior to the Closing pursuant to this Agreement shall have been duly performed and complied with in all material respects;

(d) (A) the representations and warranties of the Sellers contained in this Agreement (other than the Subject Sections (as hereinafter defined)) shall be true and correct (disregarding all qualifications therein relating to materiality or a Material Adverse Effect) as of the date of this Agreement and as of the Closing as though made at and as of the Closing (or, in the case of any representation or warranty which specifically relates to an earlier date, as of such date), except where the failure of such representations and warranties to be true and correct, individually and in the aggregate, is not reasonably likely to have a Material Adverse Effect, and (B) the representations and warranties of the Sellers contained in Sections 3.1, 3.2 and 3.3 of this Agreement (the “Subject Sections”) shall be true and correct as of the date of this Agreement and as of the Closing as though made at and as of the Closing;

(e) there shall have been duly executed and delivered to Purchaser all Transaction Documents, instruments and other documents to be delivered to Purchaser pursuant to Section 7.1(a);

(f) the Purchaser shall have received an Officer’s Certificate from the Sellers certifying as to the fulfillment of the conditions set forth in Sections 6.1(c) and (d) hereof;

(g) each Mortgage Program Sponsor shall have consented to the transfers contemplated by this Agreement and furnished the Purchaser with all requisite approvals and authorizations under the applicable Mortgage Programs;

(h) the Purchaser shall have obtained assurances from each of the applicable Rating Agencies that they will issue confirmations that the substitution of the Purchaser as successor servicer under the applicable Servicing Agreements will not result in a downgrade, withdrawal or qualification of any securities rated by the applicable Rating Agencies;

(i) the consents, approvals and other items required to be set forth on Section 3.5 of the Sellers Disclosure Schedule (other than with respect to the Licenses) shall have been obtained and shall be in full force and effect, other than those that (i) if not obtained would not, individually and in the aggregate, reasonably be expected to result in a material and adverse affect on the Mortgage Business after the Closing or materially impair the Purchaser’s ability to operate the Mortgage Business after the Closing or (ii) are not required as a result of the Bankruptcy Court Order;

(j) the reduction in the Purchase Price that would result from the Estimated Servicing Adjustment Amount and the Estimated June Data Tape Adjustment Amount shall not exceed $125,000,000;

(k) Sellers shall have a minimum balance in Qualified Escrow Accounts at Closing of at least $3,500,000,000;

(l) no injunction, restraining Order or other ruling or Order issued by any court of competent jurisdiction or Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect;

(m) no Legal Proceedings shall have been commenced by any Governmental Authority seeking to restrain or prohibit, or to obtain damages with respect to, the consummation of the transactions contemplated hereby, unless Sellers have obtained the Bankruptcy Court Order; and

(n) if any Seller shall become subject to any Insolvency Proceeding prior to Closing, the bankruptcy court or other tribunal shall have issued an Order (the “Bankruptcy Court Order”) that (i) approves this Agreement and authorizes the Sellers to enter into and consummate the transactions contemplated by this Agreement and the Transaction Documents; (ii) determines and finds that the Purchaser is a “good faith purchaser” within the meaning of Section 363(m) of the Bankruptcy Code; (iii) authorizes the delivery of the Acquired Assets to the Purchaser free and clear of all interests within the meaning of Section 363(f) of the Bankruptcy Code and including free and clear of all liens, claims and encumbrances; (iv) finds that the purchase price hereunder, including the consideration for the Put Option, constitutes “reasonably equivalent value” for the Acquired Assets; (v) authorizes the assumption by the Sellers and assignment to the Purchaser of the Purchased Contracts; (vi) relieves the Purchaser and its Affiliates of (A) any potential responsibility or Liability to any Seller, or any other Person, for Excluded Liabilities and (B) any potential Liability for a claim that the transactions contemplated by this Agreement constitutes a fraudulent conveyance, fraudulent transfer, or similar claim; (vii) provides for the Sellers to assume this Agreement and each executory agreement to be entered into by any Seller at or prior to Closing as contemplated by this Agreement or the Transactions Documents, including the Transition Services Agreement; and (viii) which Bankruptcy Court Order is a Final Order, or if an appeal has been taken and the Bankruptcy Court Order is not a Final Order, no stay has been entered barring the Closing.

SECTION 6.2.   Conditions to the Obligations of the Sellers under this Agreement.  Following the Sellers’ exercise of the Put Option, the obligations of the Sellers under this Agreement shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated;

(b) each of the covenants, agreements and obligations of the Purchaser required to be performed by the Purchaser at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects;

(c) the representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except as to any representation or warranty which specifically relates to an earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, is not reasonably likely to have a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement;

(d) there shall have been duly executed and delivered to Sellers all Transaction Documents, instruments and other documents to be delivered to Sellers pursuant to Section 7.1(b);

(e) the Sellers shall have received an Officer’s Certificate of the Purchaser certifying as to the fulfillment of the conditions set forth in Sections 6.2(b), and 6.2(c);

(f) the reduction in the Purchase Price that would result from the Estimated Servicing Adjustment Amount and the Estimated June Data Tape Adjustment Amount shall not exceed $125,000,000;

(g) the Purchaser shall have remitted to the Sellers the Base Amount as adjusted for the Estimated Adjustment, and deliver the DUS Note and, if applicable, the Dynex Fannie Mae Note, the Dynex Freddie Mac Note, and the Holdback Note, all in accordance with Section 2.3(b);

(h) no injunction, restraining Order or other ruling or Order issued by any court of competent jurisdiction or Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect;

(i) no Legal Proceedings shall have been commenced by any Governmental Authority seeking to restrain or prohibit, or to obtain damages with respect to, the consummation of the transactions contemplated hereby, unless Sellers have obtained the Bankruptcy Court Order; and

(j) if any Seller shall become subject to any Insolvency Proceeding prior to Closing, Sellers shall have obtained the Bankruptcy Court Order.

ARTICLE VII
CLOSING

SECTION 7.1.   Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York, 10019, subject to the satisfaction or waiver of the conditions set forth in Article VI, commencing at 9:30 a.m. local time two (2) Business Days following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), such date to be not later than 120 days after the date of this Agreement; provided that if on such date, (1) the only condition to Closing that is not satisfied is

Section 6.1(g), either Party may extend such 120-day period by an additional fifteen (15) days in order to satisfy such condition or (2) all of the conditions to Closing have been satisfied but the Purchaser has not obtained (without giving effect to arrangements pursuant to Section 5.4(d)) all Licenses contemplated by Section 5.4 (including any Licenses from state Governmental Authorities), the Purchaser may extend such 120-day period an additional thirty (30) days in order to obtain such Licenses (such 120 day period and any extensions contemplated by clause (1) or (2) above, the “Closing Period”).  The date on which the Closing actually is held is referred to as the “Closing Date.”  At the Closing:

(a) The Sellers shall deliver or cause to be delivered to the Purchaser an executed copy of the following:

(i) the certificate described in Section 6.1(f);

(ii) a transfer deed or other instrument of transfer in respect of the Purchased Equity Interest in the form required by, and duly stamped and executed by the Sellers in accordance with the requirements of, The Indian Companies Act, 1956 (the “Indian Transfer Deed”);

(iii) executed counterparts of the Fannie Mae Transfer Agreement and the Freddie Mac Transfer Agreement;

(iv) certificates of good standing for each Seller and the equivalent thereof for the Indian Subsidiary, each dated within five (5) Business Days of the Closing Date;

(v) resignations of the directors of the Indian Subsidiary who are not Business Employees under this Agreements from their office, effective as of the Closing Date;

(vi) (A) the Assignment and Assumption Agreement; (B) the Bill of Sale and General Assignment; (C) the Assignment of Intellectual Property; (D) the Transition Services Agreement; and (E) the other Transaction Documents to which it is a party and such other instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to the Purchaser’s counsel, as shall be necessary to vest in the Purchaser good title to the Acquired Assets;

(vii) a non-foreign person affidavit that complies with the requirements of Section 1445 of the Code, executed by each Seller and in form and substance reasonably satisfactory to the Purchaser; and

(viii) all other previously undelivered documents required to be delivered by the Sellers to the Purchaser at or prior to the Closing pursuant to the terms of this Agreement, in form and substance reasonably acceptable to the Purchaser, as may be reasonably necessary to effect the Closing.

(b) The Purchaser shall deliver or cause to be delivered to the Sellers an executed copy of the following:

(i) the certificate described in Section 6.2(e);

(ii) executed counterparts of the Fannie Mae Transfer Agreement and the Freddie Mac Transfer Agreement;

(iii) (A) the Assignment and Assumption Agreement; (B) the Bill of Sale and General Assignment; (C) the Assignment of Intellectual Property; (D) the Transition Services Agreement; and (E) the other Transaction Documents to which it is a party and such other instruments of assumption with respect to the Assumed Liabilities as the Sellers and their counsel may reasonably request; and

(iv) all other previously undelivered documents required to be delivered by the Purchaser to the Sellers at or prior to the Closing pursuant to the terms of this Agreement, in form and substance reasonably acceptable to the Sellers, as may be reasonably necessary to effect the Closing.

(c) The Purchaser shall remit to the Sellers the Base Amount, as adjusted for the Estimated Adjustment, and deliver the DUS Note and, if applicable, the Dynex Fannie Mae Note, the Dynex Freddie Mac Note and the Holdback Note, all in accordance with Section 2.3(b).

ARTICLE VIII
INDEMNIFICATION

SECTION 8.1.   Indemnification.

(a) The Sellers hereby jointly and severally agree to indemnify and hold Purchaser and its Affiliates, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, assessments, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees (but excluding any punitive or consequential except to the extent required to be paid to a third party)), whether or not involving a third party claim (individually, a “Loss” and, collectively, “Losses”):

(i) based upon, attributable to or resulting from the failure of any of the representations or warranties made by a Seller in this Agreement or in any certificate delivered pursuant to this Agreement to be true and correct at and as of the date of this Agreement and at and as of the Closing Date;

(ii) based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of a Seller under this Agreement; or

(iii) arising out of, based upon or relating to any Excluded Liability or any Excluded Asset.

(b) The Purchaser hereby agrees to indemnify and hold Seller and its Affiliates, successors and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses:

(i) based upon, attributable to or resulting from the failure of any of the representations or warranties made by the Purchaser in this Agreement or in any certificate delivered pursuant to this Agreement to be true and correct at the date of this Agreement and as of the Closing Date;

(ii) based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Purchaser under this Agreement; or

(iii) arising out of any Assumed Liability.

(c) An indemnifying party shall not have any liability under Sections 8.1(a)(i) or 8.1(b)(i):  (i) unless the aggregate amount of Losses incurred by the indemnified parties and otherwise indemnifiable thereunder based upon, attributable to or resulting from the failure of any of the representations or warranties to be true and correct exceeds $4,000,000 (the “Basket”) and, if the aggregate amount of such Losses exceeds the Basket, the indemnifying party shall be required to pay the entire amount of all such Losses and (ii) for any Losses, individually or in the aggregate, in excess of $200,000,000 (the “Cap”).  Notwithstanding the foregoing, the Basket and Cap shall not limit indemnification for Losses arising from a breach of a representation or warranty set forth in Sections  3.1, 3.2, 3.3 or 3.7 of this Agreement (in the case of Losses incurred by a Purchaser Indemnified Party) or Sections 4.1 or 4.2 of this Agreement (in the case of Losses incurred by a Seller Indemnified Party).

(d) For purposes of Sections 8.1(a)(i) and 8.1(b)(i), any materiality or Material Adverse Effect qualifications in the representations and warranties in this Agreement or certificates delivered pursuant hereto shall be disregarded.

(e) The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement or in any certificate delivered pursuant to this Agreement shall not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired), at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements (except to the extent, if any, otherwise expressly provided in such waiver).

(f) In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under this Article VIII (“Third Party Claim”), the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party.  The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.  Subject to the provisions of this Article VIII, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder; provided that the indemnifying party shall have acknowledged in writing to the indemnified party its obligation to indemnify the indemnified party as provided hereunder.  If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, it shall within five (5) days of the indemnified party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so; provided that the indemnifying party must conduct its defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard.  If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against by it hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim.  If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Third Party Claim upon submission of periodic bills.  If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at its own expense, in the defense of such Third Party Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable view of counsel to the indemnified party a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided further, that the indemnifying party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Third Party Claim.  Each party hereto agrees to provide reasonable access to each other party to such documents and information as may reasonably be requested in connection with the defense, negotiation or settlement of any such Third Party Claim.  Notwithstanding anything in this Article VIII to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant (or claimants) and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim.  After any final decision, judgment or award shall have been rendered by a Governmental Authority of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement, in each case with respect to an Third Party Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay all of such remaining sums so due and owing to the indemnified party by wire transfer of immediately available funds within five (5) Business Days after the date of such notice.

(g) A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article VIII.

(h) The parties agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Purchase Price for all applicable Tax purposes.  If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under Article VIII is determined to be taxable to the party receiving such payment by any Taxing Authority, the paying party shall also indemnify the party receiving such payment for any net increased Tax cost incurred by reason of the receipt of such payment and any Losses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).  The amount of any Loss for which indemnification is provided under this Agreement shall be reduced to take account of any net Tax benefit actually realized by the indemnified party arising from incurring or paying such Loss.

(i) Except with respect to claims against the Limited Guarantors pursuant to Section 2.5, claims relating to fraud, claims for specific performance or injunctive relief, remedies available under other Transaction Document, rights of Purchaser set forth in the DUS Note, the Dynex Fannie Mae Note, the Dynex Freddie Mac Note, and the Holdback Note to set-off against amounts payable under such notes, and resolution by Independent Accountants pursuant to Section 2.4 of certain matters relating to the Adjustment Amount, from and after the Closing Date, indemnification in accordance with this Article VIII shall be the sole and exclusive remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement and the Parties shall not be entitled to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the Parties hereby waive.  Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, in the event that a Bankruptcy Order has been issued on or prior to the Closing Date, the Sellers’ maximum monetary liability under this Agreement shall be $10,000,000, such amount being in addition to and without limiting rights of the Purchaser (A) set forth in the DUS Note, the Dynex Fannie Mae Note, the Dynex Freddie Mac Note, and the Holdback Note to set-off against amounts payable under such notes and (B) under the other Transaction Documents; provided, however, that nothing herein shall limit the Sellers’ liability to pay any Adjustment Amount due to the Purchaser pursuant to Section 2.4 or any other amounts or fees payable by a Seller pursuant to Sections 2.4(e)(iv), 5.4, 5.7(f), 5.12 and 10.4.

ARTICLE IX
TERMINATION AND ABANDONMENT

SECTION 9.1.   Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual consent of the Sellers and the Purchaser; or

(b) by either the Sellers or the Purchaser:

(i) if a court of competent jurisdiction or other Governmental Authority shall have issued a Final Order or ruling or taken any other action (which Order or ruling the Parties shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(ii) if the Closing shall not have occurred within the Closing Period; or

(iii) if the Put Option shall not have been validly exercised in accordance with this Agreement prior to the Put Termination Date; or

(c) by the Purchaser, if the Sellers enter into an agreement with any other Person to sell a material portion of the Acquired Assets, other than sales of loans under Mortgage Programs in the Ordinary Course of Business; or

(d) by the Sellers at any time prior to the Put Termination Date provided that the Put Option shall not have been validly exercised in accordance with this Agreement prior to such termination by the Sellers;

provided, however, that the right to terminate this Agreement shall not be available to any Party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

SECTION 9.2.   Procedure and Effect of Termination.  In the event of termination and abandonment of the transactions contemplated hereby pursuant to Section 9.1,

written notice thereof shall forthwith be given to the other Parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the Parties.  If this Agreement is terminated as provided herein, this Agreement shall become null and void and no Party shall have any liability or further obligation to any other Party to this Agreement resulting from such termination except (a) that the provisions of this Section 9.2 shall remain in full force and effect, (b) no Party waives any claim or right against a breaching Party to the extent that such termination results from the breach by a Party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement and the Sellers or the Purchaser may seek such remedies, including damages and/or specific performance, against the other with respect to such breach as provided in this Agreement, or, in the case of fraud or willful breach, as are otherwise available at Law or in equity, and (c) the confidentiality provisions contained in Section 5.8 and the expense provisions contained in Section 10.4 shall survive termination.

ARTICLE X
MISCELLANEOUS PROVISIONS

SECTION 10.1.   Survival of Representations and Warranties.  The representations and warranties of the Parties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing through and including the second anniversary of the Closing Date; provided, however, that the representations and warranties set forth in the Sections 3.1, 3.2, 3.3, 3.7, 4.1 and 4.2 shall survive the Closing without limitation (in each case, the “Survival Period”); provided further, however, that any obligations under Article VIII (Indemnification) shall not terminate with respect to any Losses (as hereinafter defined) as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with said Article VIII before the termination of the applicable Survival Period.  Except as otherwise provided in this Agreement, all agreements and covenants contained in this Agreement shall survive the Closing without limitation or until, by their respective terms, they are no longer operative.  Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, in the event that a Bankruptcy Order has been issued on or prior to the Closing, the Survival Period with respect to all of the Sellers’ representation and warranties set forth in this Agreement shall all expire on the second anniversary of the Closing Date, subject to the second proviso in the first sentence of this Section 10.1.

SECTION 10.2.   Amendment and Modification.  This Agreement may be amended, modified or supplemented or any provision of this Agreement may be waived; provided that any such amendment, modification, supplement, waiver or discharge shall be binding upon the Sellers, on the one hand, and the Purchaser, on the other hand, only if set forth in a writing executed by the Sellers and the Purchaser and referring specifically to the provision alleged to have been amended, modified, supplemented or waived (for the avoidance of doubt, waiver in writing by Purchaser of any condition in Section 6.1 shall be effective without any agreement thereto by Sellers).  No course of dealing between or among any persons having any interest in this Agreement or failure to insist on strict compliance with any of the terms or conditions hereof shall be deemed effective to amend, modify, supplement, waive or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

SECTION 10.3.   Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

SECTION 10.4.   Expenses and Obligations.

(a) All costs and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement by the Purchaser shall be paid by the Purchaser, and all costs and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement by the Sellers shall be paid by the Sellers; provided that, notwithstanding the foregoing, (i) the Purchaser shall be entitled to control all negotiations to obtain consents applicable to software or other Intellectual Property licenses and the Sellers, on the one hand, and the Purchaser, on the other hand, shall each pay fifty percent (50%) of any related consent fees and of all costs and expenses otherwise incurred for the Purchaser to establish information technology and phone systems appropriate to operate the Mortgage Business and to obtain the benefits of the Straddle Contracts contemplated in Section 5.4(g), provided that the Sellers’ payment obligations under this clause (i) shall be limited to $3,000,000; (ii) the Purchaser will pay any filing fees to obtain Licenses for Purchaser from state Governmental Authorities; and (iii) the Sellers, on the one hand, and the Purchaser, on the other hand, shall each pay fifty percent (50%) of any filing fees and expenses and any consent fees required to satisfy the conditions set forth in Section 6.1(a) and 6.1(g).

(b) If (1) the Put Option shall have been validly exercised in accordance with this Agreement prior to the Put Termination Date, (2) this Agreement shall have been terminated by the Purchaser pursuant to Section 9.1(b)(ii), and (3) as of the date of such termination the only condition or conditions set forth in Section 6.1 that shall not have been satisfied (or waived by the Purchaser) is one or more conditions set forth in Section 6.1(a), Section 6.1(g), 6.1(h) or 6.1(i), then the Purchaser shall pay to Parent $20,000,000 (the “Purchaser Termination Fee”).

SECTION 10.5.   Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to, in addition to any other remedies at law or otherwise, specific performance of this Agreement or an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

SECTION 10.6.   Auction Process.   The Parties acknowledge that this Agreement is the culmination of an extensive process undertaken by the Sellers to identify and negotiate a transaction with a bidder who was prepared to maximize the value for the Sellers’ constituents.

SECTION 10.7.   Parties in Interest.  This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 10.8.   Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

SECTION 10.9.   Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

SECTION 10.10.   Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given upon the earlier of delivery thereof if by hand or upon receipt if sent by mail (registered or certified, postage prepaid, return receipt requested) or on the second next Business Day after deposit if sent by a recognized overnight delivery service or upon transmission if sent by telecopy or facsimile transmission (with request of assurance of receipt in a manner customary for communication of such type) as follows:

(a) If to the Purchaser, to:

Berkadia III, LLC
c/o  Leucadia National Corporation
315 Park Avenue South
New York, NY 10010
Attention: Thomas E. Mara
Joseph A. Orlando
Telecopy: (212) 598-3215

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Andrea Bernstein, Esq.

William Gutowitz, Esq.
Telecopy: (212) 310-8007

and

Munger, Tolles & Olson LLP
355 South Grand Avenue, 35th Floor
Los Angeles CA 90071-1560
Attention: Robert E. Denham
Telecopy: (213) 683-5104

(b) If to the Sellers, to:

Capmark Financial Group Inc.
116 Welsh Road
Horsham, PA 19044
Attention: Thomas L. Fairfield, Esq.
Telecopy:  (215) 328-3674

and

Capmark Finance Inc.
116 Welsh Road
Horsham, PA 19044
Attention:  Thomas L. Fairfield, Esq.
Telecopy:  (215) 328-3674

Capmark Capital Inc.
116 Welsh Road
Horsham, PA 19044
Attention:  Thomas L. Fairfield, Esq.
Telecopy:  (215) 328-3674

with a copy to:

Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, NY 10019
Attention:  John Altorelli, Esq.
Telecopy:  (212) 632-0367

SECTION 10.11.   Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State.

SECTION 10.12.   Counterparts.  This Agreement may be executed in two or more counterparts (including by means of telecopied signature pages), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

SECTION 10.13.   Headings.  The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.14.   Entire Agreement.  This Agreement, the Sellers Disclosure Schedule, the Purchaser Disclosure Schedule, the other Transaction Documents and the schedules, annexes and exhibits attached hereto embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein or therein.  There are no agreements, representations, warranties or covenants other than those expressly set forth herein or therein.  This Agreement, the Sellers Disclosure Schedule, the Purchaser Disclosure Schedule, the other Transaction Documents and the schedules, annexes and exhibits attached hereto and thereto supersede all prior agreements and understandings between the Parties with respect to such subject matter.  The schedules, annexes and exhibits attached hereto are incorporated herein by reference and made a part hereof.

SECTION 10.15.   Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that (a) each of the Sellers may assign its benefits (but not obligations) under this Agreement to an Affiliate of the Sellers and (b) Purchaser may assign this Agreement, without the consent of any other Party, (i) to any Affiliate of the Purchaser, (ii) after the Closing, to any Person from which the Purchaser has borrowed money or (iii) after the Closing, to any Person to which the Purchaser proposes to sell or otherwise transfer all or a substantially all of the Acquired Assets.

SECTION 10.16.   Jurisdiction and Venue.  Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in Manhattan for the purposes of enforcing this Agreement.  In any action, suit or other proceeding, each of the Parties irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper.  Each of the Parties also agrees that any final and nonappealable judgment against a Party in connection with any action, suit or other proceeding shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States.  A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

SECTION 10.17.   Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT AND ANY OTHER DOCUMENT REQUIRED TO BE DELIVERED HEREBY OR THE TRANSACTIONS PROVIDED FOR HEREBY.

SECTION 10.18.   Interpretation.  When a reference is made in this Agreement to an Article, a Section or Schedule, such reference shall be to an Article of, a Section of, or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to “this Agreement” shall include the schedules hereto.  The inclusion of any item in the schedules hereto shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including by succession of comparable successor Laws.  References to a Person are also to its permitted successors and assigns.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

CAPMARK FINANCE INC.

By:
Name:
Title:

CAPMARK CAPITAL INC.

By:
Name:
Title:

CAPMARK FINANCIAL GROUP INC.

By:
Name:
Title:

BERKADIA III, LLC

By:
Name:
Title:

Agreed, with respect to Sections 2.5, 10.5, 10.7, 10.11, 10.16 and 10.17 only:

LEUCADIA NATIONAL CORPORATION

By:
Name:
Title:

BERKSHIRE HATHAWAY INC.

By:
Name:
Title:

EXHIBIT A

Form of DUS Note

BERKADIA III, LLC

DUS NOTE

$75,000,000	New York, New York
Dated: [CLOSING DATE]

FOR VALUE RECEIVED, the undersigned, BERKADIA III, LLC, a Delaware limited liability company (“Berkadia”), hereby promises to pay to Capmark Finance Inc. (“Capmark”) an amount, equal to the then-outstanding Principal Balance (as hereinafter defined), on [FIFTH ANNIVERSARY OF CLOSING DATE] (and/or on such later date(s), all as and to the extent provided in paragraphs 2 and 5 below), in lawful money of the United States of America.  The Principal Balance outstanding on the date hereof is $75,000,000, and such Principal Balance shall automatically be reduced from time to time by (i) payments of principal under this Note pursuant to paragraphs 2 and 5 below and (ii) reductions of the Principal Balance pursuant to paragraphs 3 and 5 below.

1.  Interest.  Berkadia shall pay interest on the Principal Balance from time to time outstanding from the date of this DUS Note (this “Note”) through and including the Final Date (as hereinafter defined), quarterly in arrears on the last day of each September, December, March and June (the calendar quarter ending on each such date, a “Quarterly Interest Period”) and on the Final Date, (or, if any such day is not a Business Day (as hereinafter defined), on the next succeeding Business Day) (each, a “Payment Date”), as follows:

(i) the interest payable in respect of each Quarterly Interest Period (other than the Quarterly Interest Period during which the Final Date occurs) shall equal 1.467% times the weighted average Principal Balance outstanding during such Quarterly Interest Period, determined taking into account all reductions to and payments of such Principal Balance occurring during such Quarterly Interest Period (and, in the case of the initial Quarterly Interest Period, prorated for a partial Quarterly Interest Period if applicable); and

(ii) the interest payable in respect of the Quarterly Interest Period during which the Final Date occurs shall equal 1.467% times the weighted average Principal Balance outstanding during such Quarterly Interest Period, determined after taking into account all reductions to and payments of such Principal Balance occurring during such Quarterly Interest Period (prorated for a partial Quarterly Interest Period if applicable).

2.  Principal.  On the Fifth Anniversary, there shall become due and payable hereunder a portion of the then-outstanding Principal Balance equal to the positive excess, if any, of (a) the outstanding Principal Balance hereunder on such Fifth

Exhibit A - 1

Anniversary minus (b) the Aggregate 90% Maximum Loss Amount as of the Fifth Anniversary (as set forth in the Defaulted/Troubled Loan Notice referred to below).  After the Fifth Anniversary, payments of outstanding Principal Balance shall become due and payable from time to time as and to the extent provided in paragraph 5 below.

3.  Reductions in Principal Balance Prior to Fifth Anniversary.  On each Payment Date (other than the Fifth Anniversary), the Principal Balance shall be reduced (but not below zero) by an amount equal to ninety percent (90%) of the amount of Credit Losses in respect of the DUS Loans and MultiTrak Loans during the Quarterly Measurement Period immediately preceding such Payment Date, as reflected in the related Credit Loss Notice referred to below.  Berkadia shall provide Capmark with written notice (each, a “Credit Loss Notice”) within five (5) Business Days after the end of the relevant Quarterly Measurement Period setting forth in reasonable detail the Credit Losses for such Quarterly Measurement Period.  Capmark shall be entitled to dispute such Credit Loss Notice within five (5) Business Days of its receipt of such Credit Loss Notice by delivering a written notice to Berkadia (setting forth such disputes in reasonable detail) within such five (5) Business Day period.  If Capmark so disputes the amount of such Credit Losses, the parties shall seek to resolve such dispute in good faith.  The parties agree that Fannie Mae’s determination of (or any settlement agreed to by Fannie Mae and Berkadia as to) the Total Lender Loss or Approved Loss for any DUS Loan or MultiTrack Loan shall be conclusive evidence thereof for purposes of determining the amount of the Credit Losses in respect of such DUS Loans and MultiTrak Loans.  If it is determined that the actual Credit Losses in respect of such Quarterly Measurement Period were less than the Credit Losses set forth in the related Credit Loss Notice, then (i) Berkadia shall increase the Principal Balance by ninety percent (90%) of the amount of such difference (but only to the extent that the Principal Balance was actually reduced by such difference pursuant to this paragraph 3), and (ii) Berkadia shall pay Capmark the additional interest hereunder that would have been payable had the Principal Balance used to calculate interest for the relevant Quarterly Interest Period included such increased amount, plus interest on such additional interest from the relevant Payment Date to the date when paid, prorated to the date of payment.

4.  Computation of Aggregate 90% Maximum Loss Amount as of Fifth Anniversary.  On the Fifth Anniversary, Berkadia shall deliver to Capmark written notice (a “Defaulted/Troubled Loan Notice”) setting forth in reasonable detail (i) the Defaulted/Troubled Loans as of a date not earlier than the fifth (5th) Business Day prior to the Fifth Anniversary, the basis for such MultiTrak Loan or DUS Loan being treated as a Defaulted/Troubled Loan, and the principal amount and accrued interest in respect of each such loan as of such date (all loans set forth on the Defaulted/Troubled Loan Notice being hereinafter referred to as the “Specified D/T Loans”), (ii) the Maximum Loss Amount and 90% Maximum Loss Amount in respect of each such loan and (iii) the Aggregate 90% Maximum Loss Amount as of the Fifth Anniversary.  Capmark shall have the right to dispute the amounts set forth in such Defaulted/Troubled Loan Notice by delivering a written notice to Berkadia (setting forth such disputes in reasonable detail) within five (5) Business Days of Capmark’s receipt of such Defaulted/Troubled Loan Notice.  If Capmark disputes any such amounts, the parties shall seek to resolve such dispute in good faith.  If the parties are unable to resolve such dispute, the dispute

Exhibit A - 2

shall be submitted to an arbitrator selected by each of the parties for resolution.  If it is determined that the actual Aggregate 90% Maximum Loss Amount as of the Fifth Anniversary is less than the Aggregate 90% Maximum Loss Amount set forth in the Defaulted/Troubled Loan Notice, then Berkadia shall pay to Capmark the positive difference, if any, of (x) the principal payment that would have been due hereunder on the Fifth Anniversary pursuant to the first sentence of paragraph 2 had the actual Aggregate 90% Maximum Loss Amount been utilized in such computation minus (y) the principal payment due on the Fifth Anniversary pursuant to the first sentence of paragraph 2 computed utilizing the Aggregate 90% Maximum Loss Amount as set forth on the Defaulted/Troubled Loan Notice (plus interest on such difference, at the rate of 6% per annum, for the period from the Fifth Anniversary to the date of such payment.)

5.  Principal Payments After the Fifth Anniversary.  (a) Immediately upon any Final Determination with respect to a Specified D/T Loan following the Fifth Anniversary, (i) the Principal Balance shall be reduced by an amount equal to 90% of the Credit Loss in respect of such Specified D/T Loan, determined based on such Final Determination and (ii) the Aggregate 90% Maximum Loss Amount shall be reduced by an amount equal to the 90% Maximum Loss Amount with respect to such Specified D/T Loan.  Within five (5) Business Days after any such Final Determination following the Fifth Anniversary, there shall become due and payable hereunder a portion of the then-outstanding Principal Balance (determined after taking into account all previous reductions in the Principal Balance) equal to the positive excess, if any, of (x) such then-outstanding Principal Balance minus (y) the Aggregate 90% Maximum Loss Amount (determined after taking into account all previous reductions in such Aggregate 90% Maximum Loss Amount).

(b)           Immediately upon any Specified D/T Loan either (i) being paid in full following the Fifth Anniversary or (ii) not having been a Defaulted/Troubled Loan at any time during any period of six (6) consecutive months following the Fifth Anniversary, the Aggregate 90% Maximum Loss Amount shall be reduced by an amount equal to the 90% Maximum Loss Amount with respect to such Specified D/T Loan.  Within five (5) Business Days after any such Specified D/T Loan being paid in full or no longer being a Defaulted/Troubled Loan, in either event following the Fifth Anniversary, there shall become due and payable hereunder a portion of the then-outstanding Principal Balance (determined after taking into account all previous reductions in the Principal Balance) equal to the positive excess, if any, of (x) such then-outstanding Principal Balance minus (y) the Aggregate 90% Maximum Loss Amount (determined after taking into account all previous reductions in such Aggregate 90% Maximum Loss Amount).

6.  Definitions.  Capitalized terms used in this Note shall have the following meanings:

“Aggregate 90% Maximum Loss Amount” as of any date means the sum of the 90% Maximum Loss Amounts with respect to all of the Specified D/T Loans, as such Aggregate 90% Maximum Loss Amount may have been reduced prior to such date pursuant to paragraph 5 above.

Exhibit A - 3

“Average Occupancy Rate” with respect to any DUS Loan or MultiTrak Loan as of any date means the average occupancy rate for the real property securing such DUS Loan or MultiTrak Loan during the most recently completed 12-month period prior to such date; provided that if the Borrower shall not have provided to Berkadia information sufficient for Berkadia to determine the Average Occupancy Rate as of such date and, in Berkadia’s good faith judgment, such Average Occupancy Rate would likely be revealed to be less than 85% if such information had been provided to Berkadia, then such Average Occupancy Rate shall be deemed to be less than 85%.

“Borrower” has the meaning set forth in the Put Agreement.

“Business Day” means a day other than a Saturday or Sunday and on which banks are open for general banking business in New York City.

“Closing Date” has the meaning set forth in the Put Agreement.

“Credit Loss” means, in respect of a DUS Loan or MultiTrak Loan, all amounts from time to time payable to Fannie Mae in respect of loss sharing with respect to such DUS Loan or MultiTrak Loan pursuant to the Fannie Mae DUS Program or the MultiTrak Program (or any settlement with Fannie Mae of any claim with respect to such loss sharing), including the amount of (a) in the case of a DUS Loan, the Total Lender Loss (as defined in the DUS Guide) as finally determined by Fannie Mae, (b) in the case of a MultiTrak Loan, the Approved Losses (as defined in the Mortgage Loan Purchase, Servicing and Intercreditor Agreement), as finally determined by Fannie Mae, and (c) if Berkadia exercises its option to purchase the Note or the collateral securing such DUS Loan or MultiTrak Loan, (x) the costs and expenses incurred in connection with such purchase less (y) the difference of (A) the net proceeds received by Berkadia from the sale, transfer, lease or other disposition of such Note or collateral minus (without duplication) (B) the net financing and other costs and expenses incurred by Berkadia to purchase such Note or collateral and to hold such Note or collateral until its disposition and the costs and expenses actually incurred by Berkadia in connection with such disposition and, with respect to clauses (a), (b) and (c), after deduction (without duplication) of:  (i) the amount of late charges, default interest and other similar fees paid by the Borrower thereunder and actually received by Berkadia with respect to such Defaulted Loan after the date of any reduction to the Principal Balance as a consequence of such Credit Loss; and (ii) the aggregate amount of the proceeds from each insurance policy providing coverage for such Credit Loss on such DUS Loan or MultiTrak Loan actually received by Berkadia minus expenses actually incurred by Berkadia in connection with each such insurance claim.  If Berkadia, subsequent to any reduction of the Principal Balance on account of a Credit Loss hereunder, recovers any net insurance proceeds referred to in clause (ii) above in respect of losses included in the calculation of such Credit Loss, the Principal Balance hereunder shall automatically be deemed increased by the extent to which such Principal Balance reduction would not have occurred had such insurance proceeds been taken into account under clause (ii) above in originally computing such Credit Loss.  For purposes of computing the Credit Loss arising out of costs or expenses in connection with any purchase by Berkadia from Fannie Mae of the Note or collateral securing such DUS Loan or MultiTrak Loan, the amount of

Exhibit A - 4

such costs and expenses included as a Credit Loss pursuant to clause (c) above shall not exceed the aggregate amount of the Total Lender Loss or Approved Losses (as the case may be) and other loss sharing obligations to Fannie Mae with respect to such DUS Loan or MultiTrak Loan that would have arisen had such purchases not been made.

“Debt Service” means, with respect to a Borrower for any period, the sum of (i) interest and mandatory principal repayments required to be paid by such Borrower during such period plus (ii) all reserves required to be funded by such Borrower during such period pursuant to the related Serviced Loan Documents.

“Defaulted/Troubled Loan” as of any date means a MultiTrak Loan or DUS Loan in respect of which:

(a)
the Borrower has failed to pay when due any payment(s) required with respect thereto and (other than in the case of defaults with respect to principal payments) such payment failure has continued for at least thirty (30) consecutive days; provided that such default is continuing on the such date;

(b)
there exists as of such date any payment or material non-payment breach of or default under the applicable Serviced Loan Documents relating to such DUS Loan or MultiTrak Loan that has not been cured as of such date;

(c)
any bankruptcy or insolvency event of default under the applicable Serviced Loan Documents for such MultiTrak Loan or DUS Loan has occurred and is continuing on such date (including the commencement of a Legal Proceeding seeking liquidation, reorganization or other relief with respect to such Borrower or such Borrower’s debts under any bankruptcy, insolvency or other similar law);

(d)
any bankruptcy or insolvency event of default under the applicable Serviced Loan Documents for such MultiTrak Loan or DUS Loan has occurred on or before such date and Credit Losses with respect to such Serviced Loan have been actually incurred on or before such date;

(e)	the DSCR of the Borrower in respect of such DUS Loan or MultiTrak Loan as of such date is less than 1.05; or

(f)	the Average Occupancy Rate with respect to such DUS Loan or MultiTrak Loan as of such date is less than 85%.

“DSCR” means, with respect to a Borrower as of any date of determination (i) such Borrower’s EBITDA for then most recently completed six month period, (ii) divided by such Borrower’s Debt Service for such period; provided that if the Borrower shall not have provided to Berkadia information sufficient for Berkadia to determine the DSCR as of such date and, in Berkadia’s good faith judgment, such DSCR would likely

Exhibit A - 5

be revealed to be less than 1.05 if such information had been provided to Berkadia, then such DSCR shall be deemed to be less than 1.05.

“DUS Guide” means the Fannie Mae Delegated Underwriting and Servicing Guide.

“DUS Loans” means those Serviced Loans sold by a Seller and purchased by Fannie Mae pursuant to the Fannie Mae DUS Program on or prior to the Closing Date.

“DUS Loss Sharing Agreement” means the Delegated Underwriting and Servicing Master Loss Sharing Agreement between Fannie Mae and Capmark, as amended or modified from time to time.

“EBITDA” means earnings before interest, taxes, depreciation and amortization.

“Fannie Mae” means the Federal National Mortgage Association.

“Fannie Mae DUS Program” means the Fannie Mae Delegated Underwriting and Servicing Program.

“Fifth Anniversary” means the fifth anniversary of Closing Date or, if such day is not a Business Day, the next succeeding Business Day.

“Final Date” means the first date on which the then-outstanding Principal Balance of this Note is either paid in full or reduced to zero.

“Final Determination” with respect to a Specified D/T Loan means the final determination by Fannie Mae of (or the final settlement by Berkadia and Fannie Mae with respect to) the Total Lender Loss or Approved Loss for such Specified D/T Loan.

“Legal Proceeding” has the meaning set forth in the Put Agreement.

“Maximum Loss Amount” with respect to a Specified D/T Loan means the maximum potential Credit Loss in respect of such loan assuming no further payments on or recoveries in respect of such loan after the Fifth Anniversary.

“Mortgage Loan Purchase, Servicing and Intercreditor Agreement” means the Mortgage Loan Purchase, Servicing and Intercreditor Agreement dated as of June 29, 2001 between Capmark and Fannie Mae, as amended or modified from time to time.

“MultiTrak Loans” means those Serviced Loans sold by a Seller and purchased by Fannie Mae pursuant to the MultiTrak Program on or prior to the Closing Date.

“MultiTrak Program” means MortgageRamp’s MultiTrak(SM) loan program and/or Fannie Mae’s Aggregation Loan Program.

“90% Maximum Loss Amount” with respect to a Specified D/T Loan means an amount equal to 90% of the Maximum Loss Amount with respect to such loan.

Exhibit A - 6

“Put Agreement” means the Asset Put Agreement, dated as of September 2, 2009, among Berkadia, Capmark Capital Inc., Capmark and Capmark Financial Group Inc., as the same may be amended or modified from time to time.

“Quarterly Measurement Period” means the period commencing on October 1, 2009 and ending on December 15, 2009 (or, if such day is not a Business Day, on the next succeeding Business Day), with respect to the first Quarterly Period, and thereafter commencing on the last day of the previous Quarterly Period and ending on the 15th day of each March, June, September and December to occur while this Note is outstanding.

“Sellers” means Capmark Capital Inc., Capmark and Capmark Financial Group Inc.

“Serviced Loan” has the meaning set forth in the Put Agreement.

“Serviced Loan Document” has the meaning set forth in the Put Agreement.

7.  Reporting; Amendments.

(a)  Subject to the prior written consent of Fannie Mae and applicable restrictions under Contracts (as defined in the Put Agreement), and solely to the extent permitted by applicable Law (as defined in the Put Agreement), Berkadia will provide Capmark with such reports (and such access to information) relating to the DUS Loans and the MultiTrak Loans as Berkadia provides to Fannie Mae from time to time under the applicable DUS Program or MultiTrak Program.  Capmark agrees to keep such information and reports (collectively, “Confidential Information”) confidential and shall not (i) make such information available to any third party (except as required by applicable Law) or (ii) use such information or reports for any purpose other than to monitor the status of the performance of such DUS Loans and MultiTrak Loans and evaluate the likelihood (and amount) of any Credit Losses that may arise with respect thereto.

(b)  Notwithstanding anything in the foregoing to the contrary, in the event that Berkadia shall agree, without the written consent of Capmark, to any amendment, modification or change in Berkadia’s loss sharing arrangements with Fannie Mae under the Fannie Mae DUS Program or MultiTrak Program after the date of this Note in a manner that would affect the calculation of Credit Loss in respect of the DUS Loans or MultiTrak Loans, the calculation of such Credit Loss shall continue to be based upon the methodology for the calculation thereof as provided in the relevant agreements in respect of the MultiTrak Program and the Fannie Mae DUS Program with Capmark in effect as of the time of the Closing under the Put Agreement, and any dispute as to the calculation of such Credit Loss shall be resolved by Capmark and Berkadia in good faith or, if Capmark and Berkadia are unable to resolve such dispute, such dispute shall be resolved by an arbitrator selected by each of the parties.  The determination of such arbitrator shall be binding absent manifest error.

Exhibit A - 7

8.  Miscellaneous.  Berkadia hereby expressly waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or notice or demands of any kind.

This Note may be transferred or assigned at any time by Capmark; provided that (i) such transferee or assignee shall be required to agree (in a writing executed by such transferee and delivered to Berkadia) to be bound by this Note to the same extent as Capmark and (ii) if either (A) any assignee or transferee of this Note (or any affiliate thereof) shall be a competitor of Berkadia or (B) Berkadia determines in good faith that access by such assignee or transferee to the reports and other information required to be provided pursuant to subparagraph 7(a) hereof would be damaging to Berkadia, then the obligations of Berkadia pursuant to Section 7(a) shall terminate upon any such transfer or assignment.

Any notices or communications to be given under this Note shall be given to the respective parties in writing as set forth in the Put Agreement.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

Exhibit A - 8

IN WITNESS WHEREOF, Berkadia has caused this Note to be duly executed as of the date first written above.

BERKADIA III, LLC

By:
Name:
Title:

Accepted and Agreed as of the

date first above written:

CAPMARK FINANCE INC.

By:
Name:
Title:

  Exhibit A - 9

EXHIBIT B

Form of Holdback Note

EXHIBIT B

FORM OF HOLDBACK NOTE

This Note has not been registered pursuant to the Securities Act of 1933, as amended (the “Act”), or pursuant to the securities or “blue sky” laws of any state or foreign jurisdiction, and may not be sold or otherwise transferred without registration or an exemption therefrom pursuant to the Act or any such applicable state or foreign laws or otherwise in violation of the provisions of this Note.

BERKADIA III, LLC

$40,000,000

6% Non-Negotiable Note

Date of Issue: [Insert Closing Date], 2009

FOR VALUE RECEIVED, BERKADIA III, LLC, a Delaware limited liability company (“Maker”), hereby promises to pay to CAPMARK FINANCIAL GROUP, INC., a Nevada corporation (“Holder”), the sum of FORTY MILLION UNITED STATES DOLLARS ($40,000,000) (the “Principal Amount”) and interest thereon, on and pursuant to the terms and conditions set forth herein.  This Note is the “Holdback Note” issued pursuant to the Asset Put Agreement, dated as of [Insert Signing Date], 2009, among Capmark Finance Inc. (“CFI”), Capmark Capital Inc. (“CCI”), Holder and Maker (the “Asset Put Agreement”).

1. Interest.  Interest on the outstanding Principal Amount shall accrue at the rate of six percent (6%) per annum (computed on the basis of a 365 day year and applied to the actual number of days elapsed in each interest calculation period), quarterly in arrears on the last day of each March, June, September and December during which this Note is outstanding, commencing on [●].

2. Maturity; Acceleration.

(a) The outstanding Principal Amount and all accrued but unpaid interest thereon shall be due and payable two (2) years from the date hereof.

(b) In the event that a Bankruptcy Court Order (as defined in the Asset Put Agreement) is entered, the outstanding Principal Amount and all accrued but unpaid interest thereon shall become due and payable on the date that is five (5) Business Days (as hereafter defined) after the date such Bankruptcy Court Order is entered.

3. Manner of Payment.  All payments made by Maker hereunder shall be made in lawful money of the United States.  If any payment of principal or interest on this Note is due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day, but such extension of time shall not be included for the purpose of calculating the amount payable on such succeeding Business Day.  As used in this Note, “Business

Exhibit B - 1

Day” means any day other than a Saturday, Sunday on other day on which banks in the State of New York are authorized or required by law to close.

4. Prepayment.  The unpaid principal and interest of this Note may be prepaid in whole or in part without premium or penalty upon one Business Day’s prior written notice to Holder.  Any prepayments hereunder shall be applied first, to the payment of the outstanding Principal Amount until such amount is paid in full and second, to the payment of accrued and unpaid interest hereunder.

5. Default.

(a) An event of default shall exist if any one or more of the following events (an “Event of Default”) shall occur and be continuing:

(i) Maker shall fail to pay when due the outstanding Principal Amount or interest thereon; or

(ii) a case or proceeding shall be instituted, in a court having competent jurisdiction, by or against Maker seeking to adjudicate Maker as bankrupt or insolvent, or seeking liquidation of Maker, under title 11 of the United States Code or any other similar United States federal or state law relating to bankruptcy or insolvency, or reorganization or relief of debtors; provided, however, that, in the case of any such proceedings instituted against Maker (but not instituted by Maker) either such case or proceedings shall remain undismissed or unstayed for a period of 45 days or more or such court shall enter a decree or order granting the relief sought in such case or proceeding.

(b) If any Event of Default shall have occurred and be continuing, Holder may declare the outstanding Principal Amount and accrued but unpaid interest thereon immediately due and payable, upon written notice to Maker to that effect; provided, however, that if any Event of Default described in Section 5(a)(ii) of this Note occurs, then the outstanding Principal Amount and accrued but unpaid interest thereon shall immediately become due and payable without notice or any other action.

6. Waiver.  Maker hereby waives presentment for payment, demand, protest and notice of dishonor.  No delay in enforcement of this Note or in exercising any right hereunder shall affect the liability of Maker hereunder.

7. Set-off.  If any amounts are payable by Holder, CFI or CCI (or any of their respective successors or assigns) to Maker (or any of its successors or assigns) under the Asset Put Agreement, Maker shall be entitled, at its sole and absolute discretion, to set off and apply all or any portion of such amounts to amounts that are or will become due to Holder under this Note.  Maker shall notify Holder in writing of amounts offset pursuant to this Section 7.

8. Assignment.  This Note may not be assigned by Holder without Maker’s specific prior written consent, and any purported assignment without such consent shall be null and void.

Exhibit B - 2

9. Notices.  All notices and communications under this Note shall be in writing and shall be delivered (a) by hand and accompanied by a signed receipt therefor, (b) by reputable overnight courier or (c) by first-class United States certified mail return receipt requested, postage prepaid, if to Holder, at 116 Welsh Road, Horsham, PA 19044, and if to Maker, to [●], [●] (Attention: [●]).

10. Governing Law.  This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to the principles of conflicts of law thereof (other than Section 5-1401 of the New York General Obligations Law).

IN WITNESS WHEREOF, Maker has caused this Note to be executed by its duly authorized officer on the date of issue stated above.

BERKADIA III, LLC

By:
Name:
Title:

Exhibit B - 3

EXHIBIT C

Terms of Dynex Fannie Mae Note

1.	Dynex Fannie Mae Note to be substantially in the form of the DUS Note except as provided below.

2.	Initial Principal Amount of Dynex Fannie Mae Note to be equal to the Dynex Fannie Mae Note Principal Amount.

3.
The initial principal payment under the Dynex Fannie Mae Note will be due on the 7th anniversary of the Closing Date.  The outstanding principal amount of the Dynex Fannie Mae Note is to be reduced from time to time by 100% of the losses realized in respect of the Dynex Fannie Mae Loans.

4.	Interest will be payable quarterly at the same rate and in the same manner as in the DUS Note.

Exhibit C - 1

EXHIBIT D

Terms of Dynex Freddie Mac Note

1.	Dynex Freddie Mac Note to be substantially in the form of the DUS Note except as provided below.

2.	Initial Principal Amount of Dynex Freddie Mac Note to be equal to the Dynex Freddie Mac Note Principal Amount.

3.
The initial principal payment under the Dynex Freddie Mac Note will be due on the 7th anniversary of the Closing Date.  The outstanding principal amount of the Dynex Freddie Mac Note is to be reduced from time to time by 100% of the losses realized in respect of the Dynex Freddie Mac Loans.

4.	Interest will be payable quarterly at the same rate and in the same manner as in the DUS Note.

Exhibit D - 1